UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

_________________________

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

RXO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

RXO, INC.
11215 North Community House Road
Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2023

To the Stockholders of RXO, Inc.:

Notice is hereby given that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of RXO, Inc. (“RXO” or the “company”) will be held on Tuesday, May 23, 2023 at 10:00 a.m. Eastern Time. The meeting will be conducted exclusively as a live webcast. You can access the meeting at www.virtualshareholdermeeting.com/RXO2023 with your control number.

The Annual Meeting will be held for the purposes summarized below, and more fully described in the Proxy Statement accompanying this notice:

To elect three members of our Board of Directors as Class I directors for a term to expire at the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023;
To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”), as disclosed in the Proxy Statement;
To consider an advisory vote on the frequency of future advisory votes to approve executive compensation; and
To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock, par value $0.01 per share, as of the close of business on March 29, 2023 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. A complete list of registered stockholders will be available after entering the control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

By order of the Board of Directors,

Brad Jacobs

Chairman of the Board

Charlotte, North Carolina
April 6, 2023

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 23, 2023:

The Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2022 are available at
investors.rxo.com.

©2023 RXO, Inc.

©2023 RXO, Inc.

Proxy Statement Summary

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors of RXO, Inc. in connection with our 2023 Annual Meeting of Stockholders. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

2023 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and form of proxy are first being mailed on or about April 6, 2023, to our stockholders of record as of the close of business on March 29, 2023 (the “Record Date”).

Date and Time	Place	Record Date
Tuesday, May 23, 2023 at 10:00 a.m. Eastern Time	Virtual Meeting Site: www.virtualshareholdermeeting.com/RXO2023	You can vote if you were a stockholder of record as of the close of business on March 29, 2023

Admission: You are invited to attend the annual meeting of stockholders of RXO, Inc. The Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting at www.virtualshareholdermeeting.com/RXO2023. You will need to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, to vote electronically and to submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares. At the time of the meeting, go to www.virtualshareholdermeeting.com/RXO2023 and enter your control number.

VOTING MATTERS AND BOARD RECOMMENDATIONS

The Board is not aware of any matter that will be presented for a vote at the Annual Meeting other than those shown below.

	Board Vote Recommendation	Page Reference (for more detail)

PROPOSAL 1: Election of Directors

To elect three members of our Board of Directors as Class I Directors for a three-year term to expire at the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	FOR each Director Nominee	11-24, 47
PROPOSAL 2: Ratification of the Appointment of our Independent Public Accounting Firm To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2023.	FOR	48
PROPOSAL 3: Advisory Vote to Approve Executive Compensation To conduct an advisory vote to approve the executive compensation of the company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement.	FOR	49
PROPOSAL 4: Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation To conduct an advisory vote on the frequency of future advisory votes to approve executive compensation.	ONE YEAR	50

1	©2023 RXO, Inc.

GOVERNANCE HIGHLIGHTS

Board and Committee Independence

Seven of our nine current directors are independent. The Audit Committee, the Compensation Committee and the Nominating, Governance and Sustainability Committee each consist entirely of independent directors.

Independent Board Oversight and Leadership Roles

Our Board has a lead independent director whose role is to complement the roles of our independent committees and independent committee chairs providing effective Board oversight. Our Board also has an independent vice chairman responsible for providing support on key governance matters and stockholder engagement to our chairman, lead independent director and the Board. These independent structures work in conjunction with our chairman. The Board believes its leadership structure, as well as the company’s leadership structure, function cohesively and serve the best interests of our stockholders based on the company’s strategy and ownership structure.

Board Refreshment

Our Board is committed to ensuring that its composition includes a range of expertise aligned with the company’s business, as well as fresh perspectives on strategy. One of the ways the Board acts on this commitment is through the thoughtful refreshment of directors when appropriate. The Board has a process to seek out highly qualified director candidates who would bring relevant experience to the Board considering our company’s growing scale and diversity.

Committee Rotations	As part of its annual review of committee assignments, the Board will consider periodically reconstituting its committees and their chairs to ensure effective functioning and new perspectives.
Director Elections

Our Board is currently classified with members of each class serving staggered three-year terms. We have three directors in Class I, three directors in Class II and three directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. By 2026, all our directors will stand for election each year for one-year terms, and our Board will no longer be divided into three classes.

Majority Voting for Director Elections	Our bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Board Evaluations	Our Board will review committee and director performance through an annual process of self-evaluation.
Risk Oversight and Financial Reporting

Our Board seeks to provide robust oversight of current and potential risks facing our company by engaging in regular deliberations and participating in management meetings. Our Audit Committee contributes to strong financial reporting oversight through regular meetings with management and dialogue with our auditors.

Active Participation

Our Board held one meeting during 2022. Eight out of nine persons currently serving as a director attended the meeting. Each person attended all of the meetings of the committee(s) on which he or she served during the time he or she served on the Board or committees.

Direct Oversight of Sustainability

The Nominating, Governance and Sustainability Committee supports the Board in its oversight of the company’s purpose-driven sustainability strategies and external disclosures. This includes engaging with management on material environmental, social and corporate governance matters and stakeholder perspectives.

2	©2023 RXO, Inc.

2023 BOARD OF DIRECTORS NOMINEES

Our Board aims to create a diverse and highly skilled team of directors who provide RXO with thoughtful board oversight. When selecting new directors, our Board considers, among other things, the nominee’s breadth of experience, financial expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, skills in areas relevant to our growth drivers and willingness to devote adequate time to Board duties — all in the context of the needs of the Board at that point in time, and with the objective of ensuring a diversity of backgrounds, expertise and viewpoints. Our Board also endeavors to include highly qualified women and individuals from historically underrepresented groups in the candidate pool. The composition of our Board at year-end 2022 was:

AGE	GENDER

The following table provides summary information about each director nominee. Our Board is currently classified with members of each class serving staggered three-year terms. We have three directors in Class I, three directors in Class II and three directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. By 2026, all our directors will stand for election each year for one-year terms, and our board will no longer be divided into three classes.

Name	Director Since	Age	Occupation	Independent	AC	CC	NGSC
Drew Wilkerson	2022	39	Chief Executive Officer, RXO, Inc.
Stephen Renna	2022	64	Senior Managing Director, Ankura Consulting Group	Y		✓	✓
Thomas Szlosek*	2022	59	Chief Financial Officer, Avantor, Inc.	Y	C

AC = Audit Committee	NGSC = Nominating, Governance	C =	Committee Chairman
CC = Compensation Committee	and Sustainability Committee	✓ =	Committee Member
		* =	Audit Committee Financial Expert

3	©2023 RXO, Inc.

2022 PERFORMANCE HIGHLIGHTS

In 2022, RXO became an independent public company trading on the New York Stock Exchange, following its spin-off from XPO, Inc. (formerly known as XPO Logistics, Inc.) (“XPO”). Under the skilled leadership of our NEOs, in 2022 we achieved strong revenue and profitability based on the continuing operations of the business.

$4.8B Revenue +2% y/y, driven by a $180 million increase in truck brokerage revenue	$92M Net Income Compared with a net income of $150 million for 2021	$306M Adjusted EBITDA +10% y/y*

$0.79 Diluted EPS Compared with a diluted EPS of $1.30 for 2021	$1.56 Adjusted Diluted EPS Compared with an adjusted diluted EPS of $1.48 in 2021*	$310M Cash Flow From Operations Up 100% year-over-year

$598M Total Liquidity $98 million cash and cash equivalents, $500 million available borrowing capacity

* See Annex A for reconciliations of non-GAAP measures

4	©2023 RXO, Inc.

SUSTAINABILITY CULTURE

We are building a culture that prioritizes a more sustainable future. Our pursuit of continuous improvement is embedded in our daily operations and is at the heart of what we do for our customers and our company. Our technology, including our RXO ConnectTM platform and RXO DriveTM application, efficiently matches the freight needs of shippers with available truckload capacity, reducing empty miles and enabling our customers to reduce their carbon footprint. Our RXO Ship Net-Zero program allows shippers to offset their carbon emissions by investing in the sustainability project of their choice. Rooted in innovation, our core business model is to create more efficient ways for shippers and carriers to move freight while allowing them to reduce their carbon footprint through the reduction of empty miles.

We are committed to advancing a collaborative, inclusive, and diverse culture that embraces and empowers our talent. We foster an environment that focuses on physical and emotional safety at work, with strong ethical guidelines that clearly define prohibited behavior and promote inclusivity. Our differences as people give us a competitive advantage and make our workplace stronger. We promote transparency and reinforce the importance of diversity and inclusion through open-door management, training, our internal social media network, and equal opportunity hiring and retention policies and standards.

We are committed to acting and operating with high standards of ethical and compliant business conduct. We promote integrity and transparency and prioritize creating a safe space for our employees to speak up, report concerns, and conduct themselves with strong moral principles. Through good governance, fair practices, and an equitable workplace, we earn and maintain the trust of our stockholders, employees, and customers of all backgrounds.

We believe that operating responsibly grows our business, attracts and retains top talent, deepens our customer relationships, and creates a more sustainable and inclusive future for the communities in which we operate. We have a dedicated sustainability committee that meets regularly to discuss how we can achieve results while making a positive impact on our environment. We will leverage our operations, customer feedback, and technology to evolve our sustainability platform in 2023.

2022 COMPENSATION HIGHLIGHTS

The Compensation Committee’s pay-for-performance philosophy is focused on rewarding our executives for performance that creates substantial, long-term value for our stockholders. Further details about executive compensation decisions are described in the Compensation Discussion and Analysis.

5	©2023 RXO, Inc.

Questions and Answers About
Our Annual Meeting

The following answers address some questions you may have about our Annual Meeting. These questions and answers may not include all the information that may be important to you as a stockholder of our company. Please refer to the more detailed information contained elsewhere in this Proxy Statement.

What items of business will be voted on at the Annual Meeting?

We expect that the business presented for a vote at the Annual Meeting will be as follows:

▪	To elect three members of our Board of Directors as Class I directors for a term to expire at the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);
▪	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023 (Proposal 2);
▪	To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement (Proposal 3);
▪	To conduct an advisory vote on the frequency of future advisory votes to approve executive compensation (Proposal 4); and
▪	To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Senior management of RXO and representatives of our outside auditor, KPMG, will be available to respond to appropriate questions.

Who can attend and vote at the Annual Meeting?

You are entitled to receive notice of, attend and vote at the Annual Meeting, or any adjournment or postponement thereof, if, as of the close of business on the Record Date, you were a holder of record of our common stock.

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. You can access the Annual Meeting at www.virtualshareholdermeeting.com/RXO2023. You will be required to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, to vote electronically and to submit questions during the live webcast of the meeting.

You may vote your shares using any one of the options below:

VOTE BY INTERNET BEFORE THE MEETING - Go to www.proxyvote.com or scan the QR Barcode on the proxy card or notice. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY INTERNET DURING THE MEETING - Go to www.virtualshareholdermeeting.com/RXO2023. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

6	©2023 RXO, Inc.

To register, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. At the time of the meeting, go to www.virtualshareholdermeeting.com/RXO2023 and enter your control number.

Can I ask questions during the Annual Meeting?

The virtual Annual Meeting format allows stockholders to communicate with RXO during the Annual Meeting so they can ask questions of RXO’s management and Board of Directors, as appropriate. Stockholders (or their proxy holders) may submit questions for the Annual Meeting’s question and answer session in advance by logging on to the meeting website at www.virtualshareholdermeeting.com/RXO2023. You will need the control number on your proxy card in order to submit a question. After you have logged in you will be able to submit your question on the left side of the screen below “ASK A QUESTION”. Questions can be submitted in advance of the Annual Meeting beginning at 9:45 a.m. Eastern Time on May 23, 2023. Questions may also be submitted during the Annual Meeting through the meeting website. We will answer as many questions during the meeting as time will allow and will group questions together where appropriate. We reserve the right to exclude questions regarding topics that are not pertinent to the Annual Meeting matters or company business or are inappropriate.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. You should ensure you have a strong internet connection wherever you intend to participate in the Annual Meeting. We encourage you to access the meeting prior to the start time. If you encounter any technical difficulties logging onto www.virtualshareholdermeeting.com/RXO2023 or during the meeting, there will be a toll-free number and international number available on the website to assist you. Technical support will be available 15 minutes prior to the start time of the meeting and through the conclusion of the meeting.

How many shares of RXO common stock must be present to conduct business at the Annual Meeting?

As of the Record Date, there were 116,852,300 shares of common stock issued and outstanding, with each share entitled to one vote on each matter to come before the Annual Meeting. Therefore, 116,852,300 votes are eligible to be cast at the Annual Meeting.

A quorum is necessary to hold a valid meeting of stockholders. Pursuant to the company’s bylaws, the presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding and entitled to vote is necessary for each of the proposals to be presented at the Annual Meeting. Accordingly, holders of shares of our common stock representing 58,426,151 votes must be present at the Annual Meeting. If you vote by internet, telephone or proxy card, the shares you vote will be counted toward the quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

What are my voting choices?

With respect to Proposal 1, you may vote “FOR” or “AGAINST” each of the director nominees, or you may “ABSTAIN” from voting for one or more of such nominees. With respect to Proposals 2 and 3, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. With respect Proposal 4, you may vote for one of four choices on the proxy card or voting instruction: “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” If you sign your proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors with respect to the specific proposals described in this Proxy Statement and at the discretion of the proxy holders on any other matters that properly come before the Annual Meeting.

What vote is required to approve the proposals being considered at the Annual Meeting?

▪	Proposal 1: Election of three directors. The election of each of the three director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes “against” his or her election than votes “for” such election, our bylaws require that such person must promptly tender his or her resignation to our Board of Directors. You may not accumulate your votes for the election of directors.
Brokers may not use discretionary authority to vote shares of our common stock on the election of directors if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the election of director nominees.

7	©2023 RXO, Inc.

▪	Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023. Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” must exceed the number of shares voted “against”) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. Abstentions are not considered votes cast for purposes of tabulation and will have no effect on the proposed ratification of KPMG. We do not expect any broker non-votes, as brokers have discretionary authority to vote on this proposal.
▪	Proposal 3: Advisory vote to approve executive compensation. Advisory approval of the resolution on executive compensation of our NEOs as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” must exceed the number of shares voted “against”) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board of Directors. Although it is non-binding, our Board and the Compensation Committee will consider the voting results when making future decisions regarding our executive compensation program.
Brokers may not use discretionary authority to vote shares of our common stock on the advisory vote to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the advisory vote to approve executive compensation.
▪	Proposal 4: Advisory vote on frequency of future advisory votes to approve executive compensation. Advisory determination of the frequency of future advisory votes to approve executive compensation will be based on one of four choices as indicated on the proxy card or voting instruction: “one year,” “two years,” “three years” or “abstain.” The affirmative vote of a majority of the votes cast by holders of our common stock at the Annual Meeting at which a quorum is present will be the act of the stockholders. If none of the three alternatives receives a majority vote of the shares cast then the alternative receiving a plurality of the votes cast will be deemed the preferred alternative of our stockholders. However, the vote is not binding on our Board of Directors and the Compensation Committee. Although the vote is non-binding, our Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding our Board’s recommendation and the outcome of the stockholder vote, our Board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.
Brokers may not use discretionary authority to vote shares on the advisory vote on frequency of future advisory votes to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares, for your vote to be counted in the advisory vote on frequency of future advisory votes to approve executive compensation, you will need to communicate your voting decisions to your bank, broker, or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the advisory vote on frequency of future advisory votes to approve executive compensation.

In general, other business properly brought before the Annual Meeting at which a quorum is present requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” must exceed the number of shares voted “against”) by holders of shares of our common stock.

How does the Board of Directors recommend that I vote?

Our Board of Directors, after careful consideration, recommends that our stockholders vote “FOR” the election of each director nominee named in this Proxy Statement, “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2023, “FOR” the advisory approval of the resolution to approve executive compensation and for the option of every “ONE YEAR” as the preferred frequency for future advisory votes to approve executive compensation.

What do I need to do now?

We urge you to read this Proxy Statement carefully, then vote via internet at www.proxyvote.com or by telephone by following the instructions on the proxy card, or mail your completed, dated, and signed proxy card in the enclosed return envelope as soon as possible, so that your shares of our common stock can be voted at the Annual Meeting.

8	©2023 RXO, Inc.

How do I cast my vote?

Registered Stockholders. If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, and not through a broker, bank or other nominee that holds shares for your account in “street name”), you may vote by proxy via internet or by telephone by following the instructions provided on the proxy card, or mail your completed, dated and signed proxy card in the enclosed return envelope. Proxies submitted via internet or by telephone must be received by 11:59 am Eastern Time on May 22, 2023. Stockholders of record who attend the Annual Meeting may vote directly at the Annual Meeting by following the instructions provided during the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank, or a trustee), you may vote by proxy by following the instructions provided in the voting instruction form or other materials provided to you by the brokerage firm, bank or other nominee that holds your shares. To vote directly at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares. Follow the instructions provided above to obtain a control number and the voting instructions provided during the Annual Meeting.

What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. As indicated on the proxy card provided to you, proxies submitted prior to the Annual Meeting via internet or by telephone must be received by 11:59 am Eastern Time on May 22, 2023.

If you are the beneficial owner of shares of our common stock, please follow the voting instructions provided by your broker, trustee, or other nominee.

What happens if I do not respond, or if I respond and fail to indicate my voting preference, or if I abstain from voting?

If you fail to vote via internet or by telephone as indicated on your proxy card, or fail to properly sign, date, and return your proxy card, your shares will not be counted towards establishing a quorum for the Annual Meeting, which requires holders representing a majority of the outstanding shares of our common stock to be present in person or by proxy.

Failure to vote, assuming the presence of a quorum, will have no effect on the tabulation of the votes on the proposals. If you are a stockholder of record and you properly sign, date and return your proxy card, but do not indicate your voting preference, we will count your proxy as a vote “FOR” the election of the three nominees for director named in “Proposal 1 — Election of Directors,” “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2023, “FOR” the advisory approval of the resolution to approve executive compensation, and for a frequency of every “ONE YEAR” as the preferred frequency for future advisory votes to approve executive compensation.

If my shares are held in “street name”, will my broker or other nominee vote my shares for me?

You should instruct your broker or other nominee on how to vote your shares of our common stock using the instructions they provide to you. Brokers or other nominees who hold shares of our common stock in “street name” for customers are prevented by the rules set forth in the Listed Company Manual of the New York Stock Exchange from exercising voting discretion with respect to non-routine or contested matters (i.e., they must receive specific voting instructions from a stockholder in order to vote that stockholder’s shares on non-routine or contested matters). Shares not voted by a broker or other nominee, because they did not receive specific voting instructions from the stockholder on one or more proposals, are referred to as “broker non-votes.”

We expect that when the NYSE determines whether each of the four proposals to be voted on at our Annual Meeting is a routine or non-routine matter, only “Proposal 2 — Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2023” will be determined to be routine. It is important that you instruct your broker or other nominee on how to vote your shares of our common stock held in “street name” by following the instructions provided to you by your broker or other nominee.

What if I want to change my vote?

Whether you attend the Annual Meeting or not, you may revoke a proxy at any time before your proxy is voted at the Annual Meeting. You may do so by properly delivering a later-dated proxy either via internet, by telephone, by mail, or by attending the Annual Meeting virtually and voting. Please note, however, that your attendance at the Annual Meeting will not automatically revoke any prior proxy, unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to Jeff Firestone, Corporate Secretary, RXO, Inc., 11215 North Community House Road, Charlotte, North Carolina 28277 prior to the vote at the Annual Meeting. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of your broker or other nominee regarding revocation of proxies.

9	©2023 RXO, Inc.

How will the persons named as proxies vote?

If you are a registered stockholder (i.e., if you hold your shares of our common stock in your own name through our transfer agent American Stock Transfer & Trust Company, LLC, and not through a broker, bank or other nominee that holds shares for your account in “street name”) and you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide voting instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, by using their own discretion.

Where can I find the results of the voting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting. The Form 8-K will also be available on our website, investors.rxo.com.

What is “householding” and how does it affect me?

In cases where multiple company stockholders share the same address, and the shares are held through a bank, broker, or other holder of record in a street-name account, only one copy of our proxy materials will be delivered to that address unless a stockholder at that address requests otherwise. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any street-name stockholders residing at the same address who wish to receive a separate copy of our proxy materials may request a copy by contacting their bank, broker or other holder of record, or by sending a written request to Jeff Firestone, Corporate Secretary, RXO, Inc., 11215 North Community House Road, Charlotte, North Carolina 28277, or by contacting Investor Relations by email at investors@rxo.com. The voting instruction form sent to a street-name stockholder should provide information on how to request a separate copy of future materials for each company stockholder at that address, if that is your preference. Similarly, if you currently receive separate copies of our proxy materials but wish to participate in householding, please contact us through the method described above.

Can I obtain an electronic copy of the company’s proxy materials?

Yes, this Proxy Statement and our 2022 Annual Report are available on the internet at investors.rxo.com.

10	©2023 RXO, Inc.

Board of Directors and
Corporate Governance

AN OVERVIEW OF OUR BUSINESS AND HOW OUR BOARD COMPOSITION IS ALIGNED WITH OUR STRATEGY

RXO, Inc. is a high-performing asset-light transportation platform defined by cutting-edge technology. The business comprises a core North American truck brokerage business and complementary services.

Within our brokerage business, shippers create demand for our service, and we place their freight with qualified independent carriers using our proprietary technology. We have approximately 123,000 carriers in our North American truck brokerage network, and access to more than 1.5 million trucks.

Our managed transportation service provides asset-light solutions for shippers who outsource their freight transportation to gain reliability, visibility and cost savings. The service uses proprietary technology to enhance our revenue synergy with cross-selling to truck brokerage, last mile and freight forwarding.

Our last mile offering is an asset-light service that facilitates consumer deliveries performed by highly qualified third-party contractors. We are the largest provider of outsourced last mile transportation for heavy goods in the United States, positioned within 125 miles of the vast majority of the U.S. population and serving a customer base of omnichannel and e-commerce retailers and direct-to-consumer manufacturers.

Our freight forwarding service is a scalable, asset-light offering managed with advanced technology that facilitates ocean, road and air transportation and assists with customs brokerage. We are a global freight forwarder with a network of company-owned and partner-owned locations and coverage of key trade lanes that reach approximately 160 countries and territories.

Our strategy is designed to deliver value through our resources, including extensive carrier relationships, automated shipper-carrier interactions, end-to-end digital tracking and data analyses generated by our proprietary algorithms. Our services are both highly responsive to customer needs and proactive in identifying potential improvements. Furthermore, we have instilled a culture that defines success as mutually beneficial results for our stockholders and other stakeholders.

Management’s growth and optimization strategy is to:

▪	Market our brokerage capabilities and value-added services to new and existing customers of all sizes, using a partnership approach that creates enduring relationships;
▪	Leverage our positioning to increasingly capitalize on secular trends in demand, such as the increasing broker penetration of the for-hire truckload industry and the growing shipper preference for digital brokerage services;
▪	Continue to recruit and retain talented customer and carrier sales representatives, and continuously improve their productivity with our state-of-the-art technology;
▪	Continue to attract high-caliber independent carriers to provide third-party transportation services for our customers; and
▪	Capitalize on our first-mover technology advantage to continue to gain share of the truck brokerage industry by optimizing brokerage processes and pricing for customers and carriers, and by enhancing the productivity of our operations.

Our Board of Directors consists of a highly skilled group of leaders who share our values and reflect our culture. Many of our directors have served as executive officers or board members of major companies and have an extensive understanding of the principles of corporate governance. Our Board as a whole has extensive expertise in the following areas, all of which are relevant to our company, business, industry and strategy:

▪	Business operations;
▪	Corporate governance;
▪	Customer service;
▪	Environmental sustainability and corporate responsibility;
▪	Effective capital allocation;
▪	Critical analysis of corporate financial statements and capital structures;
▪	Human resources management;

11	©2023 RXO, Inc.

▪	Multinational corporate management;
▪	Sales and marketing;
▪	Mergers and acquisitions, integration and optimization;
▪	Transportation and logistics industry;
▪	Risk management;
▪	Talent management and engagement; and
▪	Technology and information systems.

DIRECTORS

Our Board of Directors currently consists of nine members. Our amended and restated certificate of incorporation provides for a classified board of directors, with members of each class serving staggered three-year terms. We have three directors in Class I, three directors in Class II and three directors in Class III. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. By 2026, all our directors will stand for election each year for one-year terms, and our board will no longer be divided into three classes. The terms of directors in Classes I, II and III end at the annual meetings in 2023, 2024 and 2025, as indicated below.

Name	Age	Position	Class
Brad Jacobs	66	Chairman of the Board	Class III – Expiring 2025
Michelle Nettles	51	Lead Independent Director	Class III – Expiring 2025
Mary Kissel	46	Vice Chairman	Class III – Expiring 2025
Drew Wilkerson	39	Chief Executive Officer and Director	Class I – Expiring 2023
Christine Breves	67	Director	Class II – Expiring 2024
AnnaMaria DeSalva	54	Director	Class II – Expiring 2024
Adrian Kingshott	63	Director	Class II – Expiring 2024
Stephen Renna	64	Director	Class I – Expiring 2023
Thomas Szlosek	59	Director	Class I – Expiring 2023

Set forth below is information regarding each of our directors, including the experience, qualifications, attributes, or skills that led our Board to conclude that each should serve as a director.

Brad Jacobs	Chairman and Director since 2022

Age: 66

Mr. Jacobs has served as non-executive chairman of our board of directors since November 1, 2022. Mr. Jacobs has been the executive chairman of the board of directors of XPO, Inc. (XPO) since November 1, 2022 and was previously chairman and chief executive officer from September 2, 2011 to November 1, 2022. Prior to XPO, Mr. Jacobs led two public companies: United Rentals, Inc. (NYSE: URI), which he founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for that company’s first six years and as its executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems. Mr. Jacobs has served as the non-executive chairman of the board of directors of GXO Logistics, Inc. (NYSE: GXO) since August 2, 2021.

Board Committees: None

Other Public Company Boards:

▪ XPO, Inc. (NYSE: XPO)

▪ GXO Logistics, Inc. (NYSE: GXO)

Mr. Jacobs brings to the Board:

▪ In-depth knowledge of RXO’s business resulting from his years of service with XPO as its chief executive officer;

▪ Leadership experience as XPO’s executive chairman and former chief executive officer, and a successful track record of leading companies that execute strategies similar to ours; and

▪ Extensive past and current experience as the chairman of boards of directors of several public companies, where Mr. Jacobs provided valuable operational insights and strategic and long-term planning capabilities.

12	©2023 RXO, Inc.

Michelle Nettles	Lead Independent Director since 2022
Age: 51	Independent Director since 2022

Ms. Nettles has served as lead independent director of the company since November 1, 2022. She has served as global chief people and culture officer for ManpowerGroup since July 2019, with responsibility for global human resources, learning, culture and diversity. Previously, over a 20-year tenure with Molson Coors Brewing Company, Ms. Nettles held various leadership roles across all aspects of human resources, including executive compensation, talent management, diversity and inclusion, culminating in chief people and diversity officer from October 2016 to July 2019. She additionally served in several roles as assistant general counsel, including responsibility for leading the company’s labor and employment practice. Ms. Nettles is a member of the boards of St. Paul’s Cathedral Trust in America and the Thurgood Marshall College Fund and is the board chair for Dr. Howard Fuller Collegiate Academy. She holds a juris doctorate from the University of Wisconsin-Madison and a bachelor’s degree from Florida Agricultural & Mechanical University.

Board Committees:

▪ Chairman of the Compensation Committee

Other Public Company Boards: None

Ms. Nettles brings to the Board:

▪ Extensive expertise in corporate culture-building, ESG matters, labor and employment legal issues, and human resources, including experience in executive compensation, talent management, and diversity and inclusion.

Mary Kissel	Vice Chairman since 2022
Age: 46	Independent Director since 2022

Ms. Kissel has served as a director of the company since November 1, 2022. She is executive vice president and senior policy advisor with Stephens Inc. Previously, Ms. Kissel served as senior advisor to the U.S. Secretary of State from October 2018 to January 2021. Prior to joining the State Department, she was a member of The Wall Street Journal editorial board in New York and editorial-page editor for Asia Pacific in Hong Kong. Additionally, Ms. Kissel served on the XPO board of directors prior to the completion of the RXO spin-off. She is a member of the Council on Foreign Relations, the host of the Nixon Seminar on Conservative Realism and National Security, and a director of The American Australian Council and The Marathon Initiative. Ms. Kissel holds a master’s degree from the Paul H. Nitze School of Advanced International Studies and a bachelor’s degree in government from Harvard University.

Board Committees:

▪ Member of the Compensation Committee

Other Public Company Boards: None

Ms. Kissel brings to the Board:

▪ Deep expertise in geopolitics, risk advisory, public policy and its impact on the business environment; and

▪ Extensive experience in strategic communications, media and government affairs.

13	©2023 RXO, Inc.

Drew Wilkerson	Director since 2022

Age: 39

Mr. Wilkerson has served as a director and chief executive officer of the company since November 1, 2022. Mr. Wilkerson is a transportation industry veteran with 16 years of experience in brokerage operations. He joined XPO in May 2012 to spearhead the growth of the company’s flagship truck brokerage hub in Charlotte, North Carolina. In May 2014, he was promoted to regional vice president, with responsibility for major brokerage operations and strategic accounts. In March 2017, he was named president of XPO’s North American brokerage business, and in February 2020, he was named president of XPO’s North American transportation division, with P&L responsibility for truck brokerage, expedite, intermodal, drayage, managed transportation, last mile and freight forwarding. He served in this role until the company's separation from XPO. Prior to XPO, Mr. Wilkerson held leadership positions in sales, operations, and customer and carrier relationship management with C.H. Robinson Worldwide. He graduated from the University of South Carolina with a degree in public relations.

Board Committees: None

Other Public Company Boards: None

Mr. Wilkerson brings to the Board:

▪ In-depth knowledge of the company’s strategy, operations, customers and markets; and

▪ A deep understanding of the broader brokered transportation industry and his knowledge of RXO’s people.

Christine Breves	Independent Director since 2022

Age: 67

Ms. Breves has served as a director of the company since November 1, 2022. She retired from United States Steel Corporation in December 2022. Most recently, she was executive vice president, business transformation. Prior to that role, she was senior vice president & chief financial officer for United States Steel Corporation from November 2019 through August 2022. Ms. Breves held senior roles at United States Steel since 2013 including senior vice president - manufacturing support and chief supply chain officer, vice president and chief supply chain officer, and vice president and chief procurement officer. Previously, Ms. Breves was with Alcoa Corporation for 14 years, where she held various executive positions including chief procurement officer from 2004 to 2012. Prior to Alcoa, Ms. Breves was with Alumax Inc. which was acquired by Alcoa in 1998. In Alumax, she held increasingly responsible positions in accounting, maintenance, and procurement. Ms. Breves graduated with a bachelor’s degree in business administration from the College of Charleston and a master’s degree in business administration from The Citadel.

Ms. Breves is a member of the board of directors of Sylvamo Corporation and MPLX where she serves on the audit committees. She is past chairperson of CAPS Research Advisory Board and is a past member of the national Board of Directors of the Institute for Supply Management and is a recipient of ISM’s Shipman Medal.

Board Committees:

▪ Member of the Audit Committee

Other Public Company Boards:

▪ Sylvamo Corporation (NYSE: SLVM)

▪ MPLX LP (NYSE: MPLX)

Ms. Breves brings to the Board:

▪ Executive experience with strategy development, capital allocation and business transformation; and

▪ Expertise with financial systems, human capital management, risk management, procurement and supply chain, and manufacturing operations.

14	©2023 RXO, Inc.

AnnaMaria DeSalva	Independent Director since 2022

Age: 54

Ms. DeSalva has served as a director of the company since November 1, 2022. Ms. DeSalva serves as the global chairman and CEO of Hill+Knowlton Strategies, one of the world’s leading strategic communications firms, with more than 70 offices in nearly 40 markets. In this role she also serves on the executive committee of parent company WPP plc, the largest marketing services company in the world. Before joining the RXO board, Ms. DeSalva served as a director of XPO from September 2017, and was vice chairman of the board from February 2019 until November 1, 2022, when XPO spun out RXO. In September 2022, she completed seven years of service on the Board of Governors of Argonne National Laboratory of the U.S. Department of Energy.

Before joining H+K in June 2019, Ms. DeSalva served as chief communications officer at DuPont, and subsequently as a senior advisor to the CEO of DowDuPont, as he advanced the separation and launch of new independent public companies. Prior to DuPont, Ms. DeSalva was head of corporate affairs for biopharmaceutical innovation at Pfizer, an advisor to the U.S. Food and Drug Administration, and head of the global healthcare practice of Hill+Knowlton. Earlier, at Bristol-Myers Squibb, she led global public affairs for the oncology business and served as director of the Bristol-Myers Squibb Foundation. In December 2022, Ms. DeSalva was appointed to the Board of Visitors of William & Mary, her alma mater. She is also a Trustee of the Committee for Economic Development of the Conference Board, a member of the Partnership for New York City, and a member of The Economic Club of New York.

Board Committees:

▪ Chairman of the Nominating, Governance and Sustainability Committee

Other Public Company Boards: None

Ms. DeSalva brings to the Board:

▪ Global perspective as the chief executive officer of a multinational advisory company serving clients across almost every geography and industrial sector; and

▪ Significant communications and corporate affairs experience, having served in related senior leadership roles at several public companies.

Adrian Kingshott	Independent Director since 2022

Age: 63

Mr. Kingshott has served as a director of the company since November 1, 2022. Before joining the RXO board he also served as a director of XPO from September 2, 2011 to November 1, 2022. He is a managing director of Spotlight Advisors, LLC, a position he has held since September 2015. Previously, Mr. Kingshott was the chief executive officer of AdSon, LLC from October 2005 to November 2021, a member of the board of directors of Centre Lane Investment Corp. from May 2011 to March 2021, and a senior advisor to Headwaters Merchant Bank from 2013 to June 2018. Previously, with Goldman Sachs, he was co-head of the firm’s Global Leveraged Finance business and held various other positions over a 17-year tenure. More recently, Mr. Kingshott was a managing director and portfolio manager at Amaranth Advisors, LLC. He is an adjunct professor of Global Capital Markets and Investments at Fordham University’s Gabelli School of Business. He holds a master’s degree in business administration from Harvard Business School and a master of jurisprudence degree from Oxford University.

Board Committees:

▪ Member of the Audit Committee

▪ Member of the Nominating, Governance and Sustainability Committee

Other Public Company Boards: None

Mr. Kingshott brings to the Board:

▪ More than 25 years of experience in the investment banking and investment management industries; and

▪ Expertise with respect to corporate governance, acquisition transactions, debt and equity financing and corporate financial management.

15	©2023 RXO, Inc.

Stephen Renna	Independent Director since 2022

Age: 64

Mr. Renna has served as a director of the company since November 1, 2022. He is a senior managing director with Ankura Consulting Group’s Global Strategic Advisory practice, a position he has held since May 2021. Prior to joining Ankura, Mr. Renna served as the chief banking officer of the U.S. Export Import Bank (“EXIM”), the official export credit agency of the United States. In that role, from August 2019 to January 2021, he oversaw the execution of EXIM trade financing arrangements offered to exporters of U.S. goods and services. Previously, Mr. Renna was executive director of The Advocacy Center at the U.S. Department of Commerce from September 2017 to August 2019, and president and chief executive officer of the Commercial Real Estate Finance Council from May 2011 to April 2016. Earlier, he was president of the National Association of Real Estate Investment Managers. He received his juris doctor degree from Catholic University and his bachelor’s degree from Fairfield University.

Board Committees:

▪ Member of the Compensation Committee

▪ Member of the Nominating, Governance and Sustainability Committee

Other Public Company Boards: None

Mr. Renna brings to the Board:

▪ More than 30 years of executive experience in the public and private sectors, notably in finance, investment structuring, business planning, capital formation and the functions of federal agencies.

Thomas Szlosek	Independent Director since 2022

Age: 59

Mr. Szlosek has served as a director of the company since November 1, 2022. He is executive vice president and chief financial officer of Avantor, Inc., a global partner to customers in the biopharma, healthcare, education and government, and advanced technologies and applied materials industries. He joined Avantor in December 2018 following a 14-year tenure with Honeywell, where he most recently served as Senior Vice President, CFO from April 2014 to December 2018. Earlier, during eight years with GE Corporation, Mr. Szlosek held various finance leadership roles, including CFO of GE Medical Systems Asia, based in Japan, and CFO of GE Consumer Finance Europe, based in Ireland. He is a certified public accountant and began his career in the audit practice of Price Waterhouse (now PwC). Mr. Szlosek serves as a director and chairman of the audit committee of Janus International Group, Inc., a role he has held since June 2021. He holds a bachelor’s degree from the State University of New York College at Geneseo.

Board Committees:

▪ Chairman of the Audit Committee

Other Public Company Boards:

▪ Janus International Group, Inc.

Mr. Szlosek brings to the Board:

▪ More than two decades of financial management experience across a number of different sectors, including life sciences, medical, technology and manufacturing;

▪ Extensive public company experience as a current and former chief financial officer of Fortune 500 companies; and

▪ International background, with five years on-the-ground experience in Asia and Europe.

16	©2023 RXO, Inc.

SUMMARY OF QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES

	Brad Jacobs	Michelle Nettles	Mary Kissel	Drew Wilkerson	Christine Breves	AnnaMaria DeSalva	Adrian Kingshott	Stephen Renna	Thomas Szlosek
BUSINESS OPERATIONS experience provides a practical understanding of developing, implementing and assessing our operating plan and business strategy.	✔	✔	✔	✔	✔	✔	✔	✔	✔
CORPORATE GOVERNANCE experience bolsters Board and management accountability, transparency and a focus on stockholder interests.	✔	✔	✔	✔	✔	✔	✔	✔	✔
CUSTOMER SERVICE experience brings an important perspective to our Board, given the importance of customer retention to our business model.	✔	✔		✔		✔		✔	✔
ENVIRONMENTAL SUSTAINABILITY AND CORPORATE RESPONSIBILITY experience allows our Board’s oversight to guide our long-term value creation for stockholders in a way that is sustainable.	✔	✔	✔	✔	✔	✔		✔	✔
EFFECTIVE CAPITAL ALLOCATION experience is crucial to our Board’s evaluation of our financial statements and capital structure.	✔	✔		✔	✔	✔	✔	✔	✔
CRITICAL ANALYSIS OF CORPORATE FINANCIAL STATEMENTS AND CAPITAL STRUCTURES experience assists our directors in overseeing our financial reporting and internal controls.	✔	✔		✔	✔	✔	✔	✔	✔
HUMAN RESOURCES MANAGEMENT experience allows our Board to further our goals of making RXO an inclusive workplace and aligning human resources objectives with our strategic and operational priorities.	✔	✔	✔	✔	✔	✔			✔
MULTINATIONAL CORPORATE MANAGEMENT experience informs the Board’s strategic thinking, given the global nature of our business.	✔	✔	✔	✔	✔	✔	✔	✔	✔
SALES AND MARKETING experience helps our Board assist with our business strategy and with developing new services and operations.	✔			✔		✔		✔
MERGERS AND ACQUISITIONS, INTEGRATION AND OPTIMIZATION experience helps our company identify the optimal strategic opportunities for profitable growth and realize synergies.	✔	✔	✔	✔	✔	✔	✔		✔
TRANSPORTATION AND LOGISTICS INDUSTRY experience is important in understanding our competitive environment and market positioning.	✔			✔	✔	✔	✔
RISK MANAGEMENT experience is critical to our Board’s role in overseeing the risks facing our company, including mitigation measures.	✔	✔	✔	✔	✔	✔	✔	✔	✔
TALENT MANAGEMENT AND ENGAGEMENT experience helps our company attract, motivate and retain top candidates for leadership roles and innovation teams.	✔	✔	✔	✔	✔	✔	✔	✔	✔
TECHNOLOGY AND INFORMATION SYSTEMS experience provides valuable insights as we continually seek to enhance customer outcomes and internal operations.	✔		✔		✔	✔			✔

17	©2023 RXO, Inc.

ROLE OF THE BOARD AND BOARD LEADERSHIP STRUCTURE

Our business and affairs are managed under the direction of our Board of Directors, which is our company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s primary responsibility is to seek to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, monitors the performance of our company and management, and provides advice and counsel to management. In fulfilling the Board’s responsibilities, our directors have full access to our management, internal and external auditors, and outside advisors.

Furthermore, our Board of Directors is committed to independent Board oversight. Our current Board leadership structure includes a non-executive chairman as well as a vice chair and a lead independent director. The position of chairman of the Board is held by Mr. Jacobs.

To further strengthen its independent decision-making, our Board has approved a set of Corporate Governance Guidelines that provide for an independent vice chair position as part of its ongoing commitment to strong corporate governance. The position of vice chair is defined as an independent director with authorities and duties that include: (i) presiding at meetings of the Board where the chairman and lead independent director are not present; (ii) assisting the chairman, when appropriate, in carrying out his duties; (iii) assisting the lead independent director, where appropriate, in carrying out her duties; and (iv) such other duties, responsibilities and assistance as the Board or the chairman may determine. The vice chair is also available to meet with significant stockholders as required. Ms. Kissel was appointed to serve as vice chair on November 1, 2022.

In addition, the Board has provided that the independent directors may appoint a lead independent director who presides over executive sessions of the independent directors, and who shall serve a term of at least one year. The position of lead independent director has been structured to include, among other duties: (i) presiding at all meetings of the Board of Directors at which the chairman is not present; (ii) presiding at all executive sessions of the independent directors, which must take place at least once a year without members of management present; and (iii) calling additional meetings of the independent directors as necessary. The lead independent director also serves as a liaison between the chairman and the independent directors. Ms. Nettles was appointed to serve as lead independent director on November 1, 2022.

Further information regarding the positions of lead independent director and vice chairman is set forth in the Corporate Governance Guidelines, which are available on the company’s website at www.rxo.com under the Investors tab.

Our Board of Directors held one meeting during 2022 following its initial appointment on November 1, 2022. Eight out of nine persons currently serving as directors attended. Each person currently serving as a director attended all the meetings of the committee(s) on which he or she served during the time he or she served on the Board or committees. During 2022, our Board of Directors did not take any actions via unanimous written consent.

Our directors are expected to attend our annual meetings. Any director who is unable to attend is expected to notify the chairman of the Board in advance of the meeting date. RXO did not hold an Annual Meeting of Stockholders in 2022.

BOARD RISK OVERSIGHT

Our Board of Directors provides overall risk oversight, with a focus on the most significant risks facing our company. In addition, the Board is responsible for ensuring appropriate crisis management and business continuity plans are in place. The management of risks to our business, and the execution of contingency plans, are primarily the responsibility of our senior management team.

Our Board and senior management team regularly discuss the company’s business strategy, operations, policies, controls, prospects, and current and potential risks. These discussions include approaches for assessing, monitoring, mitigating, and controlling risk exposure. The Board has delegated responsibility for the oversight of specific risks to its committees as follows.

▪	Audit Committee. The Audit Committee oversees the policies that govern the process by which management assesses and manages our exposure to risk. In that role, the Audit Committee discusses major financial risk exposures, including cyber-related risks, with our management and discusses the steps that management has taken to monitor and control these exposures. Additionally, the Audit Committee is responsible for reviewing risks arising from related party transactions involving our company, and for overseeing our companywide Code of Business Ethics and overall compliance with legal and regulatory requirements.
▪	Compensation Committee. The Compensation Committee monitors the risks associated with our compensation philosophy and programs. The Committee ensures that the company’s compensation structure strikes an appropriate balance in motivating our senior executives to deliver long-term results for the company’s stockholders, while simultaneously reducing excessive risk-taking and holding our senior leadership team accountable.
▪	Nominating, Governance and Sustainability Committee. The Nominating, Governance and Sustainability Committee oversees risks related to our governance structure and processes, as well as risks associated with the company’s corporate sustainability practices and reporting.

18	©2023 RXO, Inc.

In addition, the Board periodically holds special sessions to evaluate topical trends identified as significant risks or items of strategic interest. The Board is committed to ensuring that our company has the resources and infrastructure necessary to appropriately address all significant risks.

COMMITTEES OF THE BOARD AND COMMITTEE MEMBERSHIP

Each of the Audit Committee, the Compensation Committee and the Nominating, Governance and Sustainability Committee has a written charter that complies with applicable SEC rules and with the rules set forth in the NYSE Listed Company Manual. These charters are available at investors.rxo.com. You may obtain a printed copy of any of these charters, without charge, by sending a request to Jeff Firestone, Corporate Secretary, RXO, Inc., 11215 North Community House Road, Charlotte, North Carolina 28277.

The Audit Committee, the Compensation Committee and the Nominating, Governance and Sustainability Committee are each composed entirely of independent directors within all applicable standards, as discussed below. Our Board’s general policy is to review and approve committee assignments annually. After consulting with our Board chairman and considering member qualifications, the Nominating, Governance and Sustainability Committee is responsible for recommending to our Board all committee assignments, including the roles of committee chair. Each committee is authorized to retain, in its sole authority, its own outside counsel and other advisors at the company’s expense. Also, each committee may form and delegate authority to subcommittees when appropriate. Our Board may create or eliminate additional committees as it deems appropriate. All directors are invited to attend committee meetings even if they are not a member of the committee.

The following table sets forth the membership of each of our Board committees as of the Record Date. Mr. Jacobs and Mr. Wilkerson do not serve on any Board committees.

Name	Audit Committee	Compensation Committee	Nominating, Governance and Sustainability Committee
Christine Breves	✓
AnnaMaria DeSalva			C
Adrian Kingshott	✓		✓
Mary Kissel		✓
Michelle Nettles		C
Stephen Renna		✓	✓
Thomas Szlosek*	C
C = Committee chairman	✓ = Committee member
* = Audit Committee Financial Expert

A summary of the committees’ responsibilities is as follows:

Audit Committee. Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assist our Board of Directors in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent registered public accounting firm, (v) the performance of our independent registered public accounting firm and internal audit function, and (vi) related party transactions. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years, and is able to read and understand fundamental financial statements. During 2022, the Audit Committee members were Thomas Szlosek (chairman), Christine Breves and Adrian Kingshott. During 2022, the Audit Committee met one time and did not take any actions via unanimous written consent. Our Board has determined that Mr. Szlosek qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee. The primary responsibilities of the Compensation Committee are, among other things: (i) to oversee the administration of our compensation programs, (ii) to review and approve the compensation of our executive management, (iii) to review and make recommendations concerning director compensation, (iv) to prepare any report on executive compensation required by SEC rules and regulations, and (v) to retain independent compensation consultants and oversee the work of such consultants. During 2022, the Compensation Committee members were Michelle Nettles (chairman), Mary Kissel and Stephen Renna. During 2022, the Compensation Committee met one time and did not take any actions via unanimous written consent.

Nominating, Governance and Sustainability Committee. The primary responsibilities of the Nominating, Governance and Sustainability Committee are, among other things: (i) to identify individuals qualified to become directors and recommend that our board select such individuals to be presented for stockholder consideration at the annual meeting or to be appointed by the board to fill a vacancy, (ii) to make recommendations to our board concerning committee appointments, (iii) to develop, recommend to our board and

19	©2023 RXO, Inc.

annually review the Corporate Governance Guidelines and oversee corporate governance matters, (iv) to oversee an annual evaluation of our board and committees, and (v) to support our board in its oversight of our sustainability strategies, performance and external disclosures. During 2022, the Nominating, Governance and Sustainability Committee members were AnnaMaria DeSalva (chairman), Adrian Kingshott and Stephen Renna. The Nominating, Governance and Sustainability Committee did not meet during 2022.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of each person who served as a non-employee director of our company during 2022.

Name(1)	Fees Earned in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
Brad Jacobs	13,261	31,767	45,028
Christine Breves	13,261	31,767	45,028
AnnaMaria DeSalva	16,576	-	16,576
Adrian Kingshott	13,261	-	13,261
Mary Kissel	17,405	-	17,405
Michelle Nettles	20,720	31,767	52,487
Stephen Renna	13,261	31,767	45,028
Thomas Szlosek	17,405	31,767	49,172
(1)	Compensation information for Drew Wilkerson, who is our CEO, is disclosed in this Proxy Statement under the heading “Compensation Tables.” Mr. Wilkerson did not receive additional compensation for his service as a director.
(2)	The amounts reflected in this column represent the fees earned by the directors for their service during 2022. Because the fees are paid in arrears and fourth quarter payments are received during the following calendar year, fees earned more accurately represent the compensation received by our directors.
(3)	The amounts reflected in this column represent the grant date fair value of the awards made in 2022, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC 718”). For more information on assumptions used in the calculation of the grant date fair value, see Note 11 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022.
(4)	On November 15, 2022, certain non-employee directors received a pro-rated grant of 1,848 RSUs, subject to vesting on January 3, 2023. XPO equity awards granted during 2022 by XPO to individuals who became our non-employee directors were converted into RXO awards but are not reflected as grants in this table because they were for service as XPO directors, not as RXO directors. In addition, Mr. Jacobs received compensation from XPO as an officer of XPO that is not included in this table, including equity awards that were basketed at the time of the spin-off into both XPO and RXO awards. As of December 31, 2022, the following non-employee directors held the following number of unvested RXO RSUs:

Mr. Jacobs held 1,176,343 RSUs, Ms. Breves held 1,848 RSUs, Ms. DeSalva held 6,890 RSUs, Mr. Kingshott held 6,890 RSUs, Ms. Kissel held 6,890 RSUs, Ms. Nettles held 1,848 RSUs, Mr. Renna held 1,848 RSUs, Mr. Szlosek held 1,848 RSUs.

Director compensation policy. Our initial non-employee director compensation policy adopted in connection with the completion of the spin-off during 2022 provides for an annual cash retainer of $80,000, payable quarterly in arrears, and time-based RSUs (“Time-Based RSUs”) worth $190,000. The annual grant of such Time-Based RSUs is to be made on the first business day of the applicable calendar year starting in 2023 (the “RSU Grant Date”) with the number of units determined by dividing $190,000 by the average of the closing prices of the company’s common stock on the 10 trading days immediately preceding the RSU Grant Date. As set forth in the table above, on November 15, 2022, certain non-employee directors. who had not received compensation from XPO for service on the XPO board during 2022, received a pro-rated portion of the Time-Based RSUs for their service in 2022, with vesting on January 3, 2023. The vice chair of the Board receives an additional $25,000 annual cash retainer, payable quarterly in arrears; the lead independent director receives an additional $25,000 annual cash retainer, payable quarterly in arrears; and the chairs of our Audit Committee, our Compensation Committee and our Nominating, Corporate Governance and Sustainability Committee each receives an additional cash retainer of $25,000, $20,000 and $20,000, respectively, payable quarterly in arrears. Directors who are employees of our company do not receive additional compensation for service as members of either our Board of Directors or its committees. Changes to the compensation of our directors is subject to approval by our Board, based in part on the recommendation of the Compensation Committee.

No other fees are paid to our directors for their attendance at or participation in meetings of our Board or its committees. We reimburse our directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.

20	©2023 RXO, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee has been an officer or employee of our company. During 2022, there were no material transactions between the company and the members of the Compensation Committee, and none of our executive officers served on any compensation committee or board of directors of any entity that has one or more executive officers serving on our Compensation Committee or on our Board of Directors.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS ETHICS

Our Board of Directors is committed to sound corporate governance principles and practices. Our Board adopted Corporate Governance Guidelines as of November 1, 2022.

The Guidelines serve as a framework within which our Board operates. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board, responsibilities for members of our Board and requirements to conduct an annual evaluation of the effectiveness of our Board and its committees. The Nominating, Governance and Sustainability Committee is responsible for reviewing the Guidelines annually, or more frequently as appropriate, and recommending appropriate changes to our Board in light of applicable laws and regulations, the governance standards identified by leading governance authorities and our company’s evolving needs.

We have a Code of Business Ethics that applies to our directors and executive officers. This Code is designed to deter wrongdoing, promote the honest and ethical conduct of all employees, and promote compliance with applicable governmental laws, rules and regulations, as well as provide clear channels for reporting concerns. The Code of Business Ethics constitutes a “code of ethics” as defined in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Code of Business Ethics or waivers of any provision of the Code of Business Ethics as applicable to our principal executive officer, our principal financial officer, and our principal accounting officer by posting such disclosures on our website pursuant to SEC rules.

The Guidelines and the Code of Business Ethics are available on our website at www.rxo.com. In addition, you may obtain a printed copy of these documents, without charge, by sending a request to: Jeff Firestone, Corporate Secretary, RXO, Inc., 11215 North Community House Road, Charlotte, North Carolina 28277.

DIRECTOR INDEPENDENCE

Under the Corporate Governance Guidelines, our Board of Directors is responsible for making independence determinations annually with the assistance of the Nominating, Governance and Sustainability Committee. Independence determinations are made by reference to the independence standard under the Corporate Governance Guidelines and the definition of “independent director” under Section 303A.02 of the NYSE Listed Company Manual. Our Board has affirmatively determined that each person who served as a director during any part of 2022, except for Mr. Jacobs and Mr. Wilkerson, satisfies the independence standards under the Guidelines and the NYSE Listed Company Manual.

In addition to the independence standards provided in the Guidelines, our Board has determined that each director who serves on our Audit Committee satisfies standards for independence of Audit Committee members established by the SEC: that is, the director may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than his or her director compensation or (ii) be an affiliated person of our company or any of its subsidiaries. Our Board has also determined that each member of the Compensation Committee satisfies the NYSE standards for independence of Compensation Committee members, which became effective on July 1, 2013. Additionally, our Board has determined that each member of the Nominating, Governance and Sustainability Committee satisfies the NYSE standards for independence. In making the independence determinations for each director, our Board and the Nominating, Governance and Sustainability Committee analyzed certain relationships of the directors that were not required to be disclosed pursuant to Item 404(a) of Regulation S-K.

21	©2023 RXO, Inc.

DIRECTOR SELECTION PROCESS

The Nominating, Governance and Sustainability Committee is responsible for recommending to our Board all nominees for election to the Board, including nominees for re-election to the Board, in each case, after consultation with the chairman of the Board. Subject to the foregoing, in considering new nominees for election to our Board, the Nominating, Governance and Sustainability Committee considers, among other things, breadth of experience, financial expertise, wisdom, integrity, an ability to make independent analytical inquiries, an understanding of our company’s business environment, knowledge and experience in such areas as technology and marketing, and other disciplines relevant to our company’s businesses, the nominee’s ownership interest in our company, and a willingness and ability to devote adequate time to board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. When searching for new directors, our Board endeavors to actively seek out highly qualified women and individuals from underrepresented minorities to include in the pool from which Board nominees are chosen. Our Board aims to create a team of directors with diverse experiences and perspectives to provide our company with thoughtful and engaged Board oversight. The Nominating, Governance and Sustainability Committee assesses the effectiveness of its diversity efforts through periodic evaluations of the Board’s composition.

The Nominating, Governance and Sustainability Committee may identify potential nominees for election to our Board from a variety of sources, including recommendations from current directors or management, recommendations from our stockholders or any other source the committee deems appropriate, including engaging a third-party consulting firm to assist in identifying independent director nominees.

Our Board will consider nominees submitted by our stockholders, subject to the same factors that are brought to bear when it considers nominees referred by other sources. Our stockholders will be permitted to nominate candidates for election as directors by following the procedures set forth in our amended and restated bylaws, which are summarized below. We did not receive any director nominees from our stockholders for the 2023 Annual Meeting.

The advance notice provisions of our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the secretary of our company not less than 90 days, and not more than 120 days, prior to the first anniversary of the preceding year’s annual meeting. As more specifically provided in our bylaws, any nomination must include, among other things: (i) the nominator’s name and address and the number of shares of each class of our capital stock that the nominator owns, (ii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns, and (iii) the information with respect to each such proposed director nominee that would be required to be provided in a proxy statement prepared in accordance with applicable SEC rules.

In addition, the proxy access provisions of our bylaws permit a stockholder, or a group of up to 20 stockholders, that has continuously owned for three years at least 3% of our outstanding common stock, to nominate and include in the our annual meeting proxy materials up to the greater of two directors or 20% of the number of directors to be elected at the annual meeting, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Stockholder requests to include stockholder-nominated directors in the company’s proxy materials for our 2024 Annual Meeting of stockholders must be received by the company no earlier than November 8, 2023 and no later than December 8, 2023.

Any stockholder who wishes to nominate a potential director candidate must follow the specific requirements set forth in our bylaws, a copy of which may be obtained by sending a request to: Jeff Firestone, Corporate Secretary, RXO, Inc., 11215 North Community House Road, Charlotte, North Carolina 28277.

22	©2023 RXO, Inc.

Board Oversight of Human Capital Management

At RXO, our values are central to our unique culture and ability to consistently deliver for everyone we serve. Grounded in our passion for technology and solutions, we approach our work with an entrepreneurial spirit that breeds creative problem solving and allows us to adapt quickly to changes. We maintain a strong governance structure, a strict code of ethics, good corporate citizenship, and a commitment to consistent employee engagement.

RXO management and our Board of Directors believe that human capital management is a strength at our company. We are committed to working together in a transparent manner, allowing for open communication for all human resource-related matters, and striving to maintain our position as an employer of choice. Our Board has access to information about our human resources operations, talent development programs, and long-range business plans. Our Chief Human Resources Officer is invited to speak regularly at Board meetings, and our Compensation Committee actively reviews and makes executive and broad-based employee compensation and benefits decisions. We conduct in-person and virtual meetings directly with our Board, and the directors often attend and participate in the monthly operating review meetings with the leadership of our businesses.

As a customer-centric company with a strong service culture, we require an unwavering commitment to workplace inclusion and safety, as well as competitive total compensation that meets the needs of our employees and their families. Throughout 2022, we made significant investments to our employees, particularly in the following areas:

▪	Diversity, Equity, and Inclusion: We’re committed to diversity, equity, and the inclusion of employees of all backgrounds and abilities. Through open communication and ongoing learning and development, we’re better equipped to understand our culture and celebrate the individuality within it. We engage in academic partnerships that advance diversity in higher education, including our collaboration with minority-serving institutions such as Historically Black Colleges and Universities and the Hispanic Association of Colleges and Universities. We sponsor inclusion programs and resource groups that support employee and supplier heritage, women, veterans, the LGBTQ+ community, people with disabilities, and other multicultural groups. Commitments in 2022 included a partnership with Hiring Our Heroes, Wreaths Across America, Women In Trucking, and “Table Talk” conversations with RXO leaders on DE&I topics.
▪	Health and Safety: Throughout the COVID-19 pandemic, we continued to prioritize employees’ physical and mental health, and aimed to balance protecting employee health and creating a comfortable work environment. We remain diligent in upholding RXO’s COVID-19 safety protocols, a contactless delivery policy for our drivers and customers, pandemic paid sick leave, and access to mental health counseling services for employees and their dependents. Another way we work to decrease occupational injuries and illnesses is through our global Road to Zero program. Road to Zero instills safety and compliance awareness through education, mentoring, communication, and on-the-job training. In 2022, RXO maintained an Occupational Safety and Health Administration total recordable incident rate that was lower than the national benchmark for the Truck Transportation industry, based on the “Industry Injury and Illness Data” of the U.S. Bureau of Labor Statistics.
▪	Talent Development and Engagement: We believe that acquiring top talent and investing in the development of our people gives us a sustainable, competitive advantage. We attract candidates from diverse talent sources and build our pipeline by offering rewarding and challenging career opportunities. We create exceptional employee training experiences that are collaborative and transformative. Such initiatives include our LEAD program, Grow at RXO, Career Development Planning Workshops, RISE and RXO’s intern and graduate programs. We also prioritize inclusive hiring and retention practices and provide focused equity training and ongoing learning and development on DE&I topics. We listen to our employees, we ask for feedback through engagement surveys, leadership roundtables, site assessments, and town halls. We use these opportunities to gauge what is important to our employees and gather constructive suggestions on the areas we can improve.
▪	Total Rewards: RXO’s total rewards offering is designed to attract, retain, and drive our people. We provide competitive compensation and benefits from day one. Our comprehensive suite of health and well-being benefit programs supports the diverse needs of our employees and their families. In addition, RXO continues to cover the majority of health care costs to minimize the inflationary impact on employees.

23	©2023 RXO, Inc.

Board Oversight of Sustainability Matters

Through innovation and purpose, we work to promote environmental, social, and organizational sustainability. We believe that sustainability is essential to our company’s long-term viability. By its nature, our business model, which matches freight needs with available capacity, supports sustainability. By growing our business responsibly, we can improve environmental outcomes for the transportation industry while increasing stockholder value. Sustainability features prominently in deliberations among our directors and informs their overall approach to risk oversight. In 2022, the creation of our sustainability committee enabled additional visibility to the board on sustainability matters within the organization. It fosters an inclusive workplace for our employees, both now and in the future. In addition, ESG efforts are important to many of our stakeholders who want to do business with partners who share their goals, such as the transition to a low-carbon economy.

As we evolve our sustainability strategy and corporate measurements as a standalone company, we will work closely with the Nominating, Governance and Sustainability Committee on our Company’s external disclosures regarding material sustainability and ESG matters.

Board Oversight of Information Technology and Cybersecurity Risk Management

Information technology and cybersecurity risks are top priority for our company, and we take a proactive approach to managing these risks by closely monitoring and overseeing these areas.

Our Board receives regular updates from management regarding governance processes, ongoing projects to improve cybersecurity defense, and the results of simulated security tests. They also discuss relevant incidents in the industry and changes in the threat landscape.

We have a dedicated cybersecurity team, led by our chief information security officer, that stays up to date on the latest industry trends, regulations, and technological developments and enhances our information security capabilities to protect against threats. Our cybersecurity infrastructure and defense mechanisms effectively block a high volume of threats each month.

We are committed to continually improve our ability to detect and respond to incidents and have an IT security training program that all employees are required to complete at regular intervals. We also have phishing simulation programs and an information security insurance policy.

STockholder Communication With the Board

Stockholders and other parties interested in communicating with our Board of Directors, any Board committee, any individual director, including our lead independent director, or any group of directors (such as our independent directors) should send written correspondence to Board of Directors, c/o Jeff Firestone, Corporate Secretary, RXO, Inc., 11215 North Community House Road, Charlotte, North Carolina 28277. Please note that we will not forward communications to the Board that qualify as spam, junk mail, mass mailings, resumes or other forms of job inquiries, surveys, business solicitations or advertisements.

Stockholder Proposals for Next Year’s Annual Meeting

Stockholder proposals intended to be presented at our 2024 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than December 8, 2023, in order to be considered for inclusion in our proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

As more specifically provided for in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who has delivered proper notice to us not less than 90 days, and not more than 120 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. For example, if our 2024 Annual Meeting is held on or after May 23, 2024, any stockholder proposal to be considered at the 2024 Annual Meeting, including nominations of persons for election to our Board, must be properly submitted to us not earlier than January 24, 2024, nor later than February 23, 2024. Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must satisfy the requirements of Rule 14a-19 under the Exchange Act.

Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request sent to: Jeff Firestone, Corporate Secretary, RXO, Inc., 11215 North Community House Road, Charlotte, North Carolina 28277.

24	©2023 RXO, Inc.

Certain Relationships and Related Party Transactions

Under its written charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying any transaction between our company and a related person (as defined in Item 404 of Regulation S-K) that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting any such transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

Agreements with XPO

Prior to the spin-off, XPO was our sole stockholder and, therefore, is deemed a “related party” even though XPO ceased to hold any shares of RXO common stock upon completion of the spin-off. As a result, we are required to disclose the following agreements that were approved and entered into between RXO and XPO prior to the spin-off while RXO was a wholly owned subsidiary of XPO. In connection with the spin-off, RXO entered into a separation agreement with XPO to effect the separation and to provide a framework for RXO’s relationship with XPO after the separation and entered into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement and an intellectual property license agreement.

Additional information about the terms of these agreements can be found in RXO’s information statement, dated October 17, 2022, which was included as Exhibit 99.1 to RXO’s Current Report on Form 8-K filed on October 20, 2022, under the section titled “Certain Relationships and Related Party Transactions.” The foregoing and following summaries of the terms of the material agreements RXO entered into with XPO in connection with the spin-off do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, filed as exhibits to RXO’s Current Report on Form 8-K filed on November 1, 2022.

Separation Agreement

The separation agreement governs the rights and obligations of the parties regarding the distribution following the completion of the spin-off. On October 31, 2022, XPO distributed to its stockholders that held XPO common stock as October 20, 2022, the record date for the distribution, all of the issued and outstanding shares of RXO common stock on a pro rata basis. No fractional shares were issued.

Also, the separation agreement identified the assets transferred, the liabilities assumed and the contracts transferred to each of RXO and XPO as part of the separation of XPO into two independent companies. In particular, the separation agreement provides that, among other things, subject to the terms and conditions contained therein:

▪	certain assets related to the RXO businesses, which we refer to as the “RXO Assets,” are now retained by or have been transferred to RXO or one of its subsidiaries, including:

▪	equity interests in certain RXO subsidiaries that hold assets of the RXO businesses;
▪	the RXO brands, certain other trade names and trademarks, and certain other intellectual property (including patents, know-how and trade secrets), software, information and technology allocated to RXO pursuant to the separation agreement;
▪	certain real property either owned or leased by XPO, RXO or one of their subsidiaries set forth in the separation agreement;
▪	certain contracts exclusively related to the RXO businesses;
▪	other assets and rights expressly allocated to RXO pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation;
▪	cash in an amount equal to $100 million (after giving effect to the cash true-up adjustments set forth in the separation agreement);
▪	permits that are primarily used or held for use in the RXO businesses; and
▪	other assets that are included in RXO’s pro forma balance sheet;

▪	certain liabilities related to the RXO businesses or the RXO Assets, which we refer to as the “RXO Liabilities,” are or will be retained by or transferred to RXO; and
▪	all of the assets (including cash and cash equivalents) and liabilities (including whether accrued, contingent or otherwise) other than the RXO Assets and the RXO Liabilities are or will be retained by or transferred to XPO.

25	©2023 RXO, Inc.

Transition Services Agreement

In connection with the spin-off, RXO and XPO entered into a transition services agreement pursuant to which RXO and XPO and their respective affiliates provide each other, on an interim, transitional basis, various services, such as, employee benefits administration, information technology services, regulatory services, accounting support, general administrative services and other support services. The agreed-upon charges for such services are generally intended to allow the servicing party to charge a price comprised of out-of-pocket costs and expenses and a predetermined profit in the form of a mark-up of such out-of-pocket expenses.

The services generally commenced on the distribution date and terminate no later than eight months following the distribution date, subject in certain circumstances to an extension of up to three months. The receiving party may terminate any services by giving prior written notice to the provider of such services and paying any applicable wind-down charges.

Tax Matters Agreement

In connection with the spin-off, RXO and XPO entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other tax matters). Pursuant to the tax matters agreement:

▪	XPO generally is responsible for all U.S. federal income taxes imposed on the XPO consolidated tax return group and state and foreign income, franchise, capital gains, withholding and similar taxes imposed on a consolidated, combined or unitary tax return group (or similar tax group under non-U.S. law) that includes XPO or one of its subsidiaries with respect to taxable periods (or portions thereof) that end on or prior to the distribution date. RXO generally is responsible for all federal, state, or foreign income, franchise, capital gain, withholding or similar taxes imposed on a separate return basis on RXO (or any of its subsidiaries or any subgroup consisting solely of RXO and its subsidiaries), as applicable, with respect to taxable periods (or portions thereof) that end on or prior to the distribution date.
▪	Special rules allocate tax liabilities in the event either (i) the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or (ii) any internal separation transaction that is intended to qualify as a transaction that is generally tax-free fails to so qualify.
▪	Each of XPO and RXO would be responsible for a specified portion of any taxes (and any related costs and other damages) arising as a result of the failure of the distribution and certain related transactions to qualify as a transaction that is generally tax-free (including as a result of Section 355(e) of the Code) or a failure of any internal separation transaction that is intended to qualify as a transaction that is generally tax-free to so qualify, in each case, to the extent such amounts did not result from a disqualifying action by, or acquisition of equity securities of, XPO or RXO.
▪	Certain restrictions are imposed on RXO and its subsidiaries during the two-year period following the distribution that are intended to prevent the distribution, together with certain related transactions, as well as certain internal separation transactions, from failing to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.

Employee Matters Agreement

In connection with the spin-off, RXO and XPO entered into an employee matters agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The employee matters agreement governs certain compensation and employee benefit obligations with respect to current and former employees and non-employee directors of each company.

Intellectual Property License Agreement

In connection with the spin-off, XPO and a subsidiary of RXO, entered into an intellectual property license agreement to facilitate and provide for an orderly transition in connection with the transaction. The intellectual property license agreement provides such RXO subsidiary a non-exclusive license to certain XPO software platforms for use in the operation of RXO’s businesses, and XPO has (i) licenses to certain software platforms owned by RXO subsidiaries for use in the operation of XPO’s retained businesses in Europe and Africa, which shall be exclusive (including with respect to the RXO subsidiaries and their affiliates) for the first three years of the term of the Intellectual Property License Agreement and will be non-exclusive thereafter, (ii) non-exclusive licenses to certain software platforms owned by RXO subsidiaries for use in the operation of XPO’s retained businesses in North America and the Caribbean countries and (iii) non-exclusive licenses to certain patents owned by RXO subsidiaries for use in the operation of XPO’s retained businesses. The intellectual property license agreement also provides the parties with reciprocal, non-exclusive licenses under certain intellectual property rights owned by RXO subsidiaries and certain intellectual property rights retained by XPO in order to provide the parties freedom to operate their respective businesses.

26	©2023 RXO, Inc.

Registration Rights Agreement

RXO entered into the Registration Rights Agreement with Jacobs Private Equity, LLC (“JPE”), an affiliate of Brad Jacobs, our chairman. The Registration Rights Agreement provides certain holders of shares of RXO common stock with certain rights to cause RXO to register the sale of their common stock, other than any such securities that are then freely transferable without registration pursuant to Rule 144 under the Securities Act, without limitation as to volume, manner of sale or other restrictions under Rule 144. Pursuant to the Registration Rights Agreement, JPE may request that we register shares of our common stock held by JPE a total of three times. If such registration involves an underwritten offering, we may be required to agree to be restricted from selling or disposing any of our common stock or securities convertible into or exchangeable or exercisable for common stock for a period of 90 days (subject to certain exceptions and our ability to defer a registration request or suspend use of a registration statement under certain circumstances). In addition, subject to certain exceptions, if we register our securities on a registration statement that permits the inclusion of shares of our common stock held by JPE, we must give JPE prompt written notice and include on such registration statement all shares requested to be included. The Registration Rights Agreement also contains customary provisions relating to expenses and indemnification.

As of March 29, 2023, JPE beneficially owned 1,300,701 shares of RXO common stock, which represents approximately 1.11% of the outstanding shares of RXO common stock.

27	©2023 RXO, Inc.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires that RXO’s directors, executive officers and persons who beneficially own 10% or more of RXO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To RXO’s knowledge, based solely on a review of the copies of such reports furnished to RXO and written representations that no other reports were required, during the year ended December 31, 2022, all such filing requirements applicable to RXO’s directors, executive officers and greater than 10% beneficial owners were complied with.

28	©2023 RXO, Inc.

Security Ownership of Certain
Beneficial Owners and
Management

The following table sets forth information concerning the beneficial ownership of our voting securities as of the Record Date by: (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) each NEO, and (iv) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of the Record Date.

Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held solely by the beneficial owner, and which are exercisable or convertible within 60 days, have been exercised or converted. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is care of RXO, Inc., 11215 North Community House Road, Charlotte, North Carolina 28277

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding(1)
Beneficial Ownership of 5% or more:
BlackRock, Inc.(2)	15,518,943	13.3%
Orbis Investment Management Limited(3)	15,278,808	13.1%
MFN Partners, LP(4)	12,675,369	10.9%
The Vanguard Group(5)	12,674,857	10.9%
FMR LLC(6)	7,322,582	6.3%
Directors:
Brad Jacobs(7)	1,689,965	1.4%
Michelle Nettles	1,848	*
Mary Kissel	7,810	*
Christine Breves	1,848	*
AnnaMaria DeSalva	9,771	*
Adrian Kingshott	73,742	*
Stephen Renna	1,848	*
Thomas Szlosek	1,848	*
NEOs:
Drew Wilkerson+	67,884(8)	*
Jamie Harris	–	*
Jeff Firestone	–	*
Current Directors and Executive Officers as a Group (11 Persons)	1,856,564	1.5%
*	Less than 1%
+	Director and Executive Officer
(1)	For purposes of this column, the number of shares of the class outstanding for each person reflects the sum of: (i) 116,852,300 shares of our common stock that were outstanding as of the Record Date, and (ii) the number of RSUs held, if any, that are or will become vested within 60 days of the Record Date.
(2)	Based on the Schedule 13G/A filed on February 9, 2023 by BlackRock, Inc., which reported that, as of January 31, 2022, BlackRock, Inc. beneficially owned 15,518,943 shares of our common stock, with sole voting power over 15,133,972 shares of our common stock and sole dispositive power over 15,518,943 shares of our common stock. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Based on the Schedule 13G filed on February 14, 2023 by Orbis Investment Management Limited (“OIML”) and Orbis Investment Management (U.S.), L.P. (“OIMUS”), which reported that, as of December 31, 2022, OIML beneficially owned 14,922,229 shares of our common stock and OIMUS beneficially owned 356,579 shares of

29	©2023 RXO, Inc.

our common stock. These entities have sole voting and sole dispositive power over such shares of our common stock. The address of the principal business office of OIML is Orbis House, 25 Front Street, Hamilton, Bermuda HM11. The address of the principal business office of OIMUS is 600 Montgomery Street, Suite 3800, San Francisco, CA 94111, USA.

(4)	Based on the Schedule 13G filed on February 10, 2023 by (i) MFN Partners, LP (the “Partnership”); (ii) MFN Partners GP, LLC (“MFN GP”), as the general partner of the Partnership; (iii) MFN Partners Management, LP (“MFN Management”), as the investment adviser to the Partnership; (iv) MFN Partners Management, LLC (“MFN LLC”), as the general partner of MFN Management; (v) Michael F. DeMichele, as a managing member of MFN GP and of MFN LLC; and (vi) Farhad Nanji, as a managing member of MFN GP and of MFN LLC (each, a “Reporting Person” and collectively, the “Reporting Persons”), which reported that, as of December 31, 2022, the Reporting Persons collectively owned 12,675,369 shares of our common stock with shared voting power and shared dispositive power. The address of the principal business office of each of the Partnership, MFN GP, MFN Management, MFN LLC and Messrs. DeMichele and Nanji is c/o MFN Partners Management, LP, 222 Berkeley Street, 13th Floor, Boston, MA 02116.
(5)	Based on the Schedule 13G/A filed on February 10, 2023 by The Vanguard Group, which reported that, as of January 31, 2022, The Vanguard Group beneficially owned 12,674,857 shares of our common stock with shared voting power over 60,079 shares of our common stock, sole dispositive power over 12,442,629 shares of our common stock and shared dispositive power over 232,228 shares of our common stock. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Based on the Schedule 13G filed on February 9, 2023 by FMR LLC, which reported that, as of December 30, 2022, FMR LLC beneficially owned 7,322,582 shares of our common stock with sole voting power over 7,319,233 shares of our common stock and sole dispositive power over 7,322,582 shares of our common stock. The address of the principal business office of FMR LLC is 245 Summer Street, Boston, MA 02210.
(7)	Mr. Jacobs has indirect beneficial ownership of 1,300,701 shares of our common stock beneficially owned by JPE as a result of being JPE’s managing member. Mr. Jacobs also directly owns 389,264 shares of our common stock.
(8)	Includes 46,466 RSUs that are or will become vested within 60 days of the Record Date.

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Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes RXO’s executive compensation program for 2022. The Compensation Committee oversees our executive compensation program and practices. In this section, we explain the compensation decisions for the following named executive officers (also called “NEOs”), who were our only executive officers during 2022.

NEO	2022 Role
Drew Wilkerson	Chief Executive Officer
Jamie Harris	Chief Financial Officer
Jeff Firestone	Chief Legal Officer

Special Note Regarding the Spin-Off

Prior to the completion of the spin-off on November 1, 2022, we were a wholly owned subsidiary of XPO. Information presented for periods before the spin-off reflects the historical compensation philosophy, strategy and program designed by XPO and approved by the Compensation Committee of XPO’s Board of Directors, as well as the consideration of such factors as the XPO’s Compensation Committee or management determined were appropriate for XPO.

Upon the spin-off, outstanding XPO equity awards held by RXO employees, including the NEOs, were converted into RXO awards (or in some cases, into a combination of RXO and XPO awards) in accordance with the Employee Matters Agreement between RXO and XPO. The purpose of the conversion methodology used was to maintain the aggregate intrinsic value of the award immediately after the spin-off when compared to the aggregate intrinsic value immediately before the spin-off. These adjusted awards are otherwise subject to the same vesting and other terms and conditions that applied to the original XPO award immediately before the spin-off.

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2022 PERFORMANCE Overview

2022 was a milestone year for RXO. RXO successfully spun out as a standalone public company on November 1, 2022, and under the leadership of our executive team, RXO demonstrated its ability to deliver exceptional results. RXO grew revenue, adjusted EBITDA, and adjusted EPS in 2022 and exited the year with a robust sales pipeline and strong balance sheet.

Highlights of our 2022 performance include:

▪	$4.8 billion of revenue;
▪	$306 million of adjusted EBITDA;*
▪	$92 million of net income;
▪	$1.56 of adjusted diluted EPS;*
▪	$310 million of cash flow from operations;
▪	$598 million of total liquidity, comprised of $98 million of cash and cash equivalents, and $500 million of available borrowing capacity;

*See Annex A for reconciliations of non-GAAP measures.

RXO benefits from many strong secular tailwinds, including outsourcing freight transportation, increased brokerage penetration of for-hire truckload transportation, and adoption of digital brokerage technologies by shippers and carriers. Given our size in our industry, we see a significant opportunity to increase our market share through ongoing shipper and carrier adoption of our proprietary RXO Connect platform. Our sales pipeline is the strongest it has been in several years, and in the fourth quarter of 2022, we bid on 70% more revenue when compared to the same period in 2021. We are increasing our share of wallet with existing customers and adding new customers.

The growing complexity of supply chains, the advent of brokerage technology and supply chain operators’ increasing risk aversion have caused shippers to seek out large, third-party transportation partners with on-demand access to trucks and drivers, real-time pricing, and continuous visibility into the movement of their goods. This led to a sustained shift toward utilizing outsourced transportation brokers such as RXO that have a sophisticated technology offering and provide data for astute decision-making. Broker penetration of for-hire truckload transportation doubled in the last 15 years, and yet, remains less than 25% of the market. RXO’s brokerage business is positioned well to benefit from this trend, and in the fourth quarter of 2022, set a new volume record.

RXO is well positioned to capitalize on the growth opportunity ahead of us. We have a playbook for every market cycle, momentum towards increasing share in a $750 billion market, an accomplished leadership team and a winning strategy.

Our Compensation Philosophy and Executive Compensation Program Objectives

RXO’s compensation philosophy underpins our compensation programs which are designed to attract and retain talent, drive sustainable stockholder value, and ensure the responsible practices of Company leadership. The Compensation Committee believes this is accomplished by linking pay with individual and business performance, balancing short- and long-term business goals, rewarding growth, and offering competitive pay that retains high-performing leaders.

The compensation philosophy is guided by the following objectives:

▪	Attract and retain high-impact, results-oriented leaders who will contribute to RXO’s strategic goals.
▪	Establish a culture with ambitious expectations that incentivize growth and long-term stockholder value, and rewards performance.

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▪	Maintain focus on the Company’s top priorities of profitable growth, innovation, operational excellence, and customer satisfaction.
▪	Incorporate stockholder feedback into the decision-making process of the RXO Compensation Committee.

The Compensation Committee assesses the performance of the executive officers and ensures that the compensation pay mix of the leaders is competitive and meets its objective to attract and retain the Company’s top talent and to maximize stockholder value.

Compensation Governance Highlights

We have adopted a compensation governance framework that includes the components described below, each of which the Committee believes reinforces the company’s executive compensation philosophy.

What We Do	What We Don’t Do
✓ Pay for performance. We tie executive pay to performance with a significant emphasis on variable compensation through a cash-based annual incentive plan and the grant of equity awards that vary in value depending on stock price.	✗ No exceptional perquisites. We do not offer supplemental benefit or perquisites for our NEOs beyond what is provided broadly to all RXO employees.
✓ Stock ownership policies. We have adopted significant stock ownership and stock retention requirements that encourage a strong ownership mindset.	✗ No guaranteed pay. We do not offer guaranteed annual salary increases, STI or LTI payments.
✓ Restrictive covenants. Our NEOs are subject to comprehensive non-competition and other restrictive covenants.	✗ No golden parachute excise tax gross ups.
✓ Require double-trigger vesting upon a change in control. The equity awards for the NEOs require either a qualifying termination of employment, or failure of a buyer to assume the awards, prior to vesting in connection with a change of control.	✗ No incentive toward undue risk-taking. The incentive plans impose caps and use financial metrics that align to stockholder value creation.
✓ Prohibit automatic share replenishment. The long-term incentive plan has a fixed-share authorization and does not include an annual evergreen authorization for share replenishment.	✗ No consultant conflicts. The Committee retains an independent compensation consultant.
✓ Engage with stockholders. Our Board values stockholder feedback and expects to carefully consider investor perspectives for incorporation into its decision-making processes for governance, compensation, and sustainability practices.	✗ No pledging or hedging of company stock. Our insider trading policy prohibits pledging or holding company securities in a margin account as well as hedging transactions.
✓ Implement caps on incentive plans. The short-term and long-term incentive plans for the NEOs have a maximum payout of 200% of target.

Stockholder Outreach and Engagement

We believe that regular stockholder engagement is key to strong corporate governance, and we recognize the value of engaging in constructive dialogue with stockholders on numerous topics, including business strategy, governance, executive compensation, corporate sustainability reporting and other important matters. We strive to continually improve in these areas, and we value the opportunity to hold ongoing engagement discussions with stockholders throughout the year. Our investor relations team engages regularly with both existing and prospective stockholders. Feedback from these sessions is shared with executive management and reflected in our strategic priorities.

The Compensation Committee’s Decision-Making Process

The Compensation Committee believes in a balanced approach between evaluating individual and company performance results against formulaic programs to ensure maximum alignment with stockholder interests. The decision-making process incorporates an element of discretion, allowing the Committee to utilize a balanced, multi-dimensional approach to NEO compensation that includes a review of performance against goals.

Key Factors Considered in Determining Executive Compensation

The Committee has oversight in ensuring the executive compensation is effective and reasonable. To form a multi-dimensional view of executive compensation, the Committee balances the company’s progress against objectives with insights from several sources. Influential factors in determining executive compensation include:

▪	Company performance against target expectations;
▪	Insights from market intelligence to understand current executive pay levels and trending practices, compared to our compensation peer group and other companies inside and outside the industry with a revenue size and/or business profile similar to RXO’s;

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▪	Analysis of each executive’s current RXO stock holdings — both vested and unvested — as a representation of the realized and realizable pay accumulation;
▪	Evaluation of each executive’s individual performance, responsibilities, and contributions within their respective role; and
▪	Company alignment with pay-for-performance model.

Benchmarking Executive Compensation Levels

Following the spin-off, the Committee adopted, with advice from its independent consultant, a new peer group to assist in measuring appropriate levels of compensation for Fiscal Year 2023. The new peer group includes the original peer group companies (as approved before the spin-off by XPO) modified by removing four companies (Atlas Air, Expeditors International, Lyft and Old Dominion) and adding four companies (Covenant Logistics, Marten Transport, Matson and Universal Logistics). The new peer group is a group of companies with similar or adjacent business models and that source talent from the same labor pools as RXO. In determining the peer group, the Committee used the following criteria: (i) company is operating within the trucking, air freight or logistics industry and is competitive with RXO, (ii) company is publicly traded on a major U.S. stock exchange, and (iii) whether company is within a reasonable size range of RXO, with certain companies falling outside of that range based on industry relevance.

Peer	Ticker	2022 Full-Year Revenue $ in millions
ArcBest Corporation	ARCB	$5,324
C.H. Robinson Worldwide, Inc.	CHRW	$24,697
Covenant Logistics Group, Inc.	CVLG	$1,217
Hub Group, Inc.	HUBG	$5,340
J.B. Hunt Transport Services, Inc.	JBHT	$14,814
Knight-Swift Transportation Holdings, Inc.	KNX	$7,429
Landstar System, Inc.	LSTR	$7,437
Marten Transport, Ltd.	MRTN	$1,264
Matson, Inc.	MATX	$4,343
Ryder System, Inc.	R	$12,011
Schneider National, Inc.	SNDR	$6,604
Uber Technologies, Inc.	UBER	$31,877
Universal Logistics Holdings, Inc.	ULH	$2,015
Werner Enterprises, Inc.	WERN	$3,290
RXO, Inc.	RXO	$4,796

Pay Elements

Our executive compensation program includes three primary elements: base salary, annual short-term incentive (STI) awards, and long-term incentive (LTI) awards. These elements are described in more detail below.

Element	Purpose	Pay-For-Performance Design
BASE SALARY	To attract and retain high-performing executives	▪ Fixed cash compensation considers experience, job scope, and market benchmarks
SHORT-TERM INCENTIVE	To reward annual performance and individual contributions that support RXO’s strategy and results	▪ Payouts are determined based on results of performance metrics (which for 2022 was adjusted EBITDA) relative to predetermined targets
▪ Executives become eligible for an STI payment if adjusted EBITDA is at least 80% of the full-year target level
▪ Payouts range from zero to a maximum of 200% of target
LONG-TERM INCENTIVE	To retain key executives, focus on long-term value creation, and to align executive compensation with outcomes for our stockholders	▪ The Committee designs long-term incentive awards to motivate executives to achieve goals over an extended period
▪ The Committee takes a strategic approach to long-term incentive design to align awards with the company’s strategy and stockholder returns

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Executive Compensation Elements and Outcomes For 2022

Annual Base Salary

Annual base salary provides a fixed incentive that corresponds to an executive’s experience and job scope. On an annual basis, the Committee reviews base salaries relative to market benchmarks and may make periodic adjustments. Prior to the spin-off, XPO’s Compensation Committee reviewed market and initial peer data to determine the base salaries for our NEOs for the duration of 2022. The following annual base salaries were in effect as of the spin-off and remain unchanged for 2023:

Executive Officer	Annual Base Salary
Drew Wilkerson	$650,000
Jamie Harris	$600,000
Jeff Firestone	$525,000

Annual Short-term Incentive

Prior to the spin-off, XPO’s Compensation Committee reviewed market and initial peer data to determine the short-term incentive (STI) target opportunity for our NEOs as of the spin-off date, as shown in the table below.

For the 2022 performance year, each NEO was eligible for STI if Adjusted EBITDA (which is a non-GAAP metric further described on Annex A) was at least 80% of target, and assuming they remained employed on the payment date. The maximum annual STI payout opportunity is capped at 200% of target. Our NEOs participated in the STI with funding determined 100% on Adjusted EBITDA performance, based on the Q1-Q3 financial performance of our predecessor business within XPO prior to the spin-off, and the Q4 financial performance of RXO. For 2023, STI will be based on annual RXO performance.

Executive Officer	Annualized Base Salary	Target STI (as a Percentage of Annual Base Salary)	Target Sti Opportunity	Maximum STI	Maximum STI Opportunity
Drew Wilkerson	$650,000	135%	$877,500	2x Target	$1,755,000
Jamie Harris	$600,000	100%	$600,000	2x Target	$1,200,000
Jeff Firestone	$525,000	100%	$525,000	2x Target	$1,050,000

2022 STI Payout. In consideration of the above factors, each of Mr. Wilkerson, Mr. Harris and Mr. Firestone received a short-term incentive payout of 137.5% of target based on the financial performance formula results. Pursuant to their offer letters, there was no pro-ration for 2022.

Below is a summary of our NEOs’ total annual STI compensation with respect to 2022 final outcomes.

Executive Officer	Annualized Base Salary	Target Sti Opportunity	Actual STI Funding Achievement	Actual Total Sti Payout
Drew Wilkerson	$650,000	$877,500	137.5%	$1,206,563
Jamie Harris	$600,000	$600,000	137.5%	$825,000
Jeff Firestone	$525,000	$525,000	137.5%	$721,875

Long-Term Incentives

Our long-term incentive (LTI) program is designed to motivate our executives to achieve business goals, retain executive talent, and reward performance over an extended period by tying a significant portion of compensation to stockholder returns through the use of equity awards. The 2022 equity grant amounts were established to serve two distinct purposes:

▪	Recognize RXO’s past performance as an operating subsidiary of XPO, and
▪	Recognize the significant efforts undertaken to prepare for a successful spin-off and ensure the continued engagement of our executive team to drive long-term value creation for our stockholders.

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2022 LTI Grants. In March 2022, Mr. Wilkerson received an equity grant consistent with his role within XPO at the time consisting of performance-based stock units (“PSUs”) relating to XPO common stock that would vest on June 30, 2023, contingent upon (i) the occurrence of the separation and distribution of RXO by the end of 2022 (which performance condition was satisfied upon completion of our spin-off) and (ii) Mr. Wilkerson’s continuous employment through the vesting date.

Each of our NEOs received “Founder’s Grants” from XPO during 2022. In May 2022, following the announcement that he would be appointed CEO of RXO upon completion of the spin-off, Mr. Wilkerson was granted an XPO equity award consisting of PSUs relating to XPO common stock (the “Wilkerson Founder’s Grant”) that would vest in installments over five years following the grant date, contingent upon (i) the occurrence of the separation and distribution of RXO and (ii) Mr. Wilkerson’s continuous employment through each applicable vesting date. As of November 1, 2022, the performance condition on the Founder’s Grants was achieved and therefore will continue to vest solely based on time as follows: (i) 12.5% on the first and second anniversaries of the grant date, and (ii) 25% on the third, fourth and fifth anniversaries of the grant date.

In connection with commencement of employment with XPO during 2022 in contemplation of the completion of the spin-off, Mr. Harris received a PSU award (the “Harris Founder’s Grant”) and Mr. Firestone received a PSU award (the “Firestone Founder’s Grant”), in each case, with the same terms, conditions and vesting schedule as the Wilkerson Founder’s Grant.

Additionally, Mr. Firestone received a time-based restricted stock unit (“RSU”) new hire award that vests in three equal increments on the first, second and third anniversaries of the grant date, contingent upon his continuous employment through each applicable vesting date.

There were no additional grants made to the NEOs in 2022 after the completion of the spin-off.

Each of the Founder’s Grants, together with Mr. Firestone’s new hire grant, was entirely converted into an RXO equity award upon the spin-off. Because they reflected his past service with XPO, grants made to Mr. Wilkerson prior to the Founder’s Grant were basketed into a combination of XPO and RXO equity awards, subject to continued vesting based on his service with RXO.

OUR EXECUTIVE COMPENSATION GOVERNANCE FRAMEWORK

Stock Ownership Policy

We believe that NEOs and the Board of Directors should have a significant stake in RXO. The stock ownership guidelines we have adopted are designed to encourage long-term focus on performance, align interests of its executives and directors with those of its stockholders, and mitigate a number of risks, including risks related to executive attrition and undue risk-taking.

Guidelines

Stock ownership guidelines are expressed as a multiple of annual base salary (NEOs) or annual cash retainer (directors) in the form of RXO stock, as follows:

▪	Chief Executive Officer: The CEO is expected to achieve and maintain six times the annual base salary.
▪	Other Named Executive Officers: The non-CEO NEOs are expected to achieve and maintain three times the annual base salary.
▪	Board of Directors: The directors are expected to achieve and maintain five times the annual cash retainer.

Compliance with our stock ownership guidelines is generally determined using the aggregate count of shares of common stock held directly or indirectly by the covered individuals, plus unvested restricted stock units subject solely to time-based vesting and, for directors, vested restricted stock units subject to deferred delivery. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions, are not counted toward meeting stock ownership guidelines until they have settled or been exercised, as applicable. Covered individuals will have five years to come into compliance with the guidelines.

As of the Record Date, each covered individual complied, or was on the way to complying, within the five-year period with our stock ownership guidelines.

Clawback Policy

We continue to evaluate appropriate clawback policies, including in response to forthcoming NYSE requirements.

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Role of the Committee

The Compensation Committee is responsible for approving our compensation practices and oversees the executive compensation program for our NEOs in a manner that is consistent with RXO’s compensation philosophy. The Committee is comprised of independent, non-employee members of the Board. The Committee acts independently but works closely with the board, its independent consultant, and with management to examine the effectiveness of the Company’s incentive and executive compensation programs throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter. The Committee makes all final compensation and equity award decisions regarding our NEOs.

Role of Management

Members of our management team provide input to the Committee and attend portions of meetings where executive compensation is discussed and evaluated. Our chief executive officer, Mr. Wilkerson, provides recommendations for proposed compensation actions with respect to our executive team, but not with respect to his own compensation. The Committee carefully and independently reviews the recommendations of NEO pay and consults its independent advisor before making final determinations. Independent members of the Committee make all final determinations regarding CEO compensation. We believe this process ensures our executive compensation program effectively aligns with RXO’s compensation philosophy and stockholder interests.

Role of the Committee’s Independent Compensation Consultant

Following the spin-off, the Committee retained Pearl Meyer & Partners, LLC as its independent advisor. Among other things, the Committee’s independent advisor consults on compensation and governance matters, monitors trends and evolving market practices in executive compensation, and provides general advice and support to the Committee and Committee’s chair. In anticipation of the Committee’s role in determining pay for 2023, Pearl Meyer supported the Committee by reviewing the peer group companies, long-term incentive award terms and design, and by reviewing the content of this Compensation Discussion and Analysis.

The Committee considered Pearl Meyer’s independence in light of applicable SEC rules and NYSE listing standards. After taking into account the absence of any relationships with management and members of the Committee, as well as Pearl Meyer’s internal policies and other information provided to the Committee, the Committee determined that no conflicts of interest existed that would prevent the firm from serving as its independent compensation consultant.

OTHER COMPENSATION-RELATED ITEMS

Equity Granting Policy

All equity awards to NEOs are approved by the Committee with a grant date determined at the time of approval. The Committee does not target a specific time during the year to make equity grants, but grant dates are no earlier than the date of Committee approval.

Benefits

Our NEOs generally are provided with the same benefits as are offered to other eligible employees, including participation in the RXO, Inc. 401(k) Plan and insurance benefit programs.

Agreements with NEOs

We believe it’s in the best interests of our company to enter into agreements with our NEOs that allow the Committee to exercise discretion in designing incentive compensation programs. In addition, we have adopted an executive severance plan, which we believe balances our desire not to engage in case-by-case negotiations with respect to executive departures with potential costs to RXO, and the importance of having a severance plan to our ability to attract and retain talented executives. The material compensation-related terms of these agreements and plan are described under the heading “Narrative Description of Arrangements with NEOs” in the section that follows this Compensation Discussion and Analysis. The offer letters entered into with the NEOs during 2022 in contemplation of the spin-off included elements that were important to induce talented executives to join our company, including cash sign-on bonuses (subject to repayment on certain termination events) and new hire equity grants as replacement for other incentive opportunities at other companies. These amounts were generally determined by XPO as necessary to hire a qualified management team ahead of the spin-off.

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Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a federal income tax deduction to public companies for compensation greater than $1 million paid in any tax year to covered executive officers. As a general matter, while tax deductibility is one of several relevant factors considered by the Committee in determining compensation, we believe that the tax deduction limitation imposed by Section 162(m) should not compromise RXO’s access to compensation arrangements that will attract and retain a high level of executive talent. Accordingly, the Committee and our Board will take into consideration a multitude of factors in making executive compensation decisions and may approve executive compensation that is not tax deductible.

Risk Assessment of Incentive Compensation Programs

The Compensation Committee monitors the risks associated with our compensation philosophy and programs. The Compensation Committee ensures the Company’s compensation structure strikes an appropriate balance in motivating our senior executives to deliver long-term results for the Company’s stockholders while holding our senior leadership team accountable. The Compensation Committee believes that the Company’s compensation policies and practices for its employees are not reasonably likely to give rise to risk that would have a material adverse effect on the Company. In reaching this conclusion, we considered the following:

▪	the Compensation Committee consists solely of independent non-employee directors, and the Compensation Committee has engaged an independent, external compensation consultant to assist with creating the executive compensation program;
▪	our executive compensation program is heavily weighted toward variable compensation that is capped at market prevalent levels;
▪	we have adopted a stock ownership policy for executive officers, which requires them to own meaningful levels of the company’s stock;
▪	we have adopted an insider trading policy, which prohibits pledging and hedging of company securities.

For these reasons, the Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short- and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk.

COMPENSATION COMMITTEE REPORT

The following statement made by the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Committee reviewed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K. Based on this review and the resulting discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

COMPENSATION COMMITTEE:

Michelle Nettles, Chair
Mary Kissel
Stephen Renna

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Summary Compensation Table

The following table sets forth information concerning the compensation awarded to, earned by or paid to our NEOs for the year ended December 31, 2022.

Name	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Drew Wilkerson Chief Executive Officer	2022	467,389	19,500	9,262,804	1,273,230	12,749	11,035,672
Jamie Harris Chief Financial Officer	2022	150,001	218,000	3,999,100	825,000	379	5,192,480
Jeff Firestone Chief Legal Officer	2022	181,731	715,750	2,999,664	721,875	442	4,619,462
(1)	Reflects salary paid for the portion of the year in which the individual was employed by us or, prior to the spin-off, by XPO.
(2)	Annual cash bonus award(s) for 2022 performance are included in the column “Non-Equity Incentive Plan Compensation”. This column reflects the following for 2022: (i) pursuant to their offer letters, each of Mr. Harris and Mr. Firestone received a one-time sign-on bonus of $200,000 and $700,000, respectively, subject to repayment in full if the executive voluntarily resigns within 12 months of the start date (or repayment of 50% if the executive voluntarily resigns between 12 and 24 months of the start date); and (ii) each of Mr. Wilkerson, Mr. Harris, and Mr. Firestone received a small one-time special bonus payment in connection with the spin-off.
(3)	This column represents the aggregate grant date fair value of awards granted in the applicable year computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. For more information on assumptions used in the calculation of the grant date fair value, see Note 11 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022. For 2022, these grants were made by XPO prior to the spin-off.
(4)	This column includes the annual cash STI bonus for performance during 2022, paid in early 2023. See the “Compensation Discussion and Analysis” above for a description of this plan. For Mr. Wilkerson, this column also includes the final payouts in 2022 from an XPO cash LTI award that was granted in 2020.
(5)	This amount includes $10,675 in matching 401(k) contributions, and $1,000 in HSA contributions, by the Company for Mr. Wilkerson. The remaining amounts reflect payment of life insurance premiums.[12]

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Grants of Plan-Based Awards

The following table sets forth additional details regarding grants of equity and non-equity plan-based awards. The table below includes awards that were originally granted by XPO and converted into RXO awards as described below.

Name	Grant Date(5)	Grant Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) Target/ Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Drew Wilkerson	3/10/2022	PSU	-	-	-	12,110(3)	-	876,643
	5/2/2022	PSU	-	-	-	371,727(4)	-	8,386,161
	n/a	STI	-	877,500	1,755,000	-	-	-
Jamie Harris	9/26/2022	PSU	-	-	-	256,517(4)	-	3,999,100
	n/a	STI	-	600,000	1,200,000	-	-	-
Jeff Firestone	8/22/2022	PSU	-	-	-	102,864(4)	-	1,999,676
	8/31/2022	RSU	-	-	-	-	51,786(5)	999,988
	n/a	STI	-	525,000	1,050,000	-	-	-
(1)	Reflects the possible opportunity for an annual performance bonus under the short-term incentive (STI) program for 2022 performance, which is discussed in the “Compensation Discussion and Analysis” section above. Actual payouts are reflected in the Summary Compensation Table.
(2)	The equity grants in this table reflect grants made by XPO prior to the spin-off. As of the effective time of the distribution, generally each outstanding XPO RSU and/or PSU held by an RXO employee was converted into an RXO RSU or PSU award relating to RXO common stock, with the number of shares subject to the award adjusted in a manner intended to preserve the aggregate intrinsic value of the original XPO award immediately after the distributions when compared to the aggregate intrinsic value immediately prior to the distribution (as further specified in the employee matters agreement). Mr. Wilkerson’s awards granted prior to May 2022 were converted into a combination of XPO and RXO awards pursuant to the employee matters agreement. The number of shares set forth in this table reflects the number of RXO awards after the spin-off.
(3)	Represents a grant by XPO of PSUs. The performance condition was achieved with the spin-off of RXO, and so this award will vest in full on June 30, 2023. This award was converted into a combination of RXO and XPO awards. Therefore, although the number of shares set forth in this table reflects only the number of RXO awards after the spin-off, the original award consisted of the same number of XPO shares that remained XPO awards after the spin-off, in addition to him receiving the same number of RXO awards.
(4)	Represents a grant by XPO of PSUs known as the “Founder’s Grants” to each of the individuals expected to be an executive officer at RXO following the spin-off. The performance condition was achieved with the spin-off of RXO, after which these awards will vest (1) 12.5% on the first anniversary of the grant date, (2) 12.5% on the second anniversary of the grant date, and (3) 25% on the respective third, fourth, and fifth anniversaries of the grant date. The Founders Grants were converted entirely into RXO awards.
(5)	The amount for Mr. Firestone reflects new hire time-based restricted stock units that will vest 1/3 on each of the first three anniversaries of the grant date. This award was converted entirely into an RXO award.

NARRATIVE DESCRIPTION OF ARRANGEMENTS WITH NEOs

XPO entered into offer letters during 2022 with each of the NEOs, which were assumed by RXO upon the spin-off. Also, in connection with the spin-off, RXO adopted an executive severance plan. The material terms of these offer letters, the severance plan and other arrangements are described below.

Offer Letter with Chief Executive Officer. The offer letter with Drew Wilkerson provides for his service as Chief Executive Officer of RXO and to receive an annual compensation package consisting of a base salary of $650,000 and a target annual bonus award of 135% of base salary.

The offer letter contemplates eligibility for additional long-term incentive awards, the amount, form and timing of which is to be determined by the RXO Compensation Committee.

Offer Letter with Chief Financial Officer. The offer letter with Jamie Harris provides for his service as Chief Financial Officer of RXO. The offer letter provides for Mr. Harris to receive an annual compensation package consisting of a base salary of $600,000 and a target annual bonus award of 100% of base salary. In addition to the Harris Incentive Grant in 2022, the offer letter contemplates eligibility for annual long-term incentive awards with a target grant value of $1,350,000, the form and timing of which is be determined by the RXO Compensation Committee. The offer letter provided for a one-time cash sign-on bonus in the total amount of $200,000, subject to repayment in whole or in part upon his resignation within 24 months of his start date with XPO.

Offer Letter with Chief Legal Officer. The offer letter with Jeff Firestone provides for his service as Chief Legal Officer of RXO. The offer letter provides for Mr. Firestone to receive an annual compensation package consisting of a base salary of $525,000 and a target annual bonus award of 100% of base salary. In addition to the Firestone Incentive Grant in 2022, the offer letter provided for a one-time equity award with a grant value of $1,000,000 in the form of time-based restricted stock

40	©2023 RXO, Inc.

unit and contemplates eligibility for annual long-term incentive awards with a target grant value of $1,000,000, the form and timing of which is to be determined by the RXO Compensation Committee. The offer letter provided for a one-time cash sign-on bonus in the total amount of $700,000, subject to repayment in whole or in part upon his resignation within 24 months of his start date with XPO.

RXO Severance Plan. In connection with the spin-off, RXO adopted a severance plan. The NEOs are eligible participants under the severance plan.

Pursuant to the severance plan, any RXO executive officer whose employment is terminated without “cause” at any time, other than within the two years following a “change in control” (as such terms are defined in the severance plan) of RXO, would be entitled to receive (subject to the officer’s execution of a release of claims in favor of RXO and continuing compliance with the officer’s confidential information protection agreement that includes restrictive covenants relating to confidentiality, ownership of intellectual property, non-hire and non-solicitation of employees, non-solicitation of customers, non-competition and non-disparagement):

▪	continuation of annual base salary for 18 months (for the Chief Executive Officer) or 12 months (for other executive officers);
▪	a prorated target annual bonus for the year of termination (the “Prorated Bonus”); and
▪	up to 18 months (for the Chief Executive Officer) or 12 months (for other executive officers) of healthcare benefit coverage continuation at the active employee rate for healthcare benefit coverage or a cash payment in lieu thereof (the “Healthcare Benefit”).

Pursuant to the severance plan, any RXO executive officer whose employment is terminated without “cause” or who resigns for “good reason” on, or within the two years following, a “change in control” (as such terms are defined in the severance plan) of RXO, would be entitled to receive (subject to the officer’s execution of a release of claims in favor of RXO and continuing compliance with the officer’s confidential information protection agreement or other similar contractual obligations):

▪	a lump sum cash severance payment equal to two and one-half times (for the Chief Executive Officer) and two times (for other executive officers) the sum of (a) the officer’s annual base salary and (b) the officer’s target annual bonus;
▪	the Prorated Bonus; and
▪	the Healthcare Benefit.

The severance plan provides that, in the event that the payments and benefits any participant in connection with a change in control, whether pursuant to the severance plan or otherwise, would be subject to the golden parachute excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, then the participant will either receive all such payments and benefits and pay the excise tax, or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the participant.

Cash severance payable under the severance plan will be offset by any other severance payments to which the officer is entitled in respect of the applicable termination of employment, including pursuant to the RXO confidential information protection agreement, as applicable, which provides for payments of the RXO executive officer’s base salary for the duration of his or her post-termination non-compete period.

Equity Award Provisions. The RXO 2022 Omnibus Incentive Compensation Plan provides that, unless otherwise provided in an award agreement, in the event of a change of control of RXO, awards will be assumed and replaced by awards of equivalent value in connection with the change of control and such assumed awards will have so-called “double trigger” vesting provisions, such that the awards will vest in full and become immediately exercisable upon qualifying terminations of employment during the two-year period following the change of control. However, in the event that awards are not replaced with awards of equivalent value, the vesting of the awards will generally accelerate immediately prior to the change of control.

Restrictive Covenants. Under the NEO offer letters and confidential information protection agreements, as applicable, the applicable NEO is generally subject to the following restrictive covenants: employee and customer non-solicitation during employment and for a period of two years thereafter; confidentiality and non-disparagement during employment and thereafter; and non-competition during employment and for a minimum period of 24 months thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding RXO stock awards held by our NEOs as of December 31, 2022. There were no option awards outstanding.

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Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Drew Wilkerson	387,880(3)	6,671,536(3)	26,687(4)	459,016(4)
Jamie Harris	256,517(5)	4,412,092(5)	-	-
Jeff Firestone	154,650(6)	2,659,980(6)	-	-
(1)	Upon the spin-off, outstanding XPO awards held by RXO employees, including the NEOs, generally were converted into RXO awards in accordance with the Employee Matters Agreement. For Mr. Wilkerson, some awards became a combination of XPO and RXO awards. Vesting of outstanding equity awards generally is subject to continued employment by the NEO on the applicable vesting date, subject to certain exceptions.
(2)	The values reflected in this column were calculated using $17.20, the closing price of the Company share on the NYSE on December 30, 2022, the last trading day of our fiscal year 2022.
(3)	Consists of (x) 371,727 PSUs whose performance condition was satisfied upon the spin-off and so will vest in installments on May 2, 2023, 2024, 2025, 2026 and 2027 (12.5% on each of the first two dates, and 25% on each of the other dates); and (y) 1,330 RSUs that vested on January 15, 2023, 2,245 RSUs that vested on March 15, 2023, 6,316 RSUs subject to vesting in installments on March 10, 2023, 2024, and 2025, and 6,262 RSUs subject to vesting in installments on November 14, 2023, 2024, 2025. Excludes an aggregate of 16,153 XPO RSUs (with a year-end value of $537,733) vesting in the same individual award share amounts, and on the same dates, as the foregoing RXO RSUs set forth in clause (y).
(4)	Consists of 7,779 PSUs which will vest on December 8, 2023, 6,798 PSUs subject to vesting in installments (in annual amounts depending on level of performance) following certification of performance through each of December 31, 2022, 2023, and 2024, and 12,110 PSUs which will vest on June 30, 2023. Excludes an aggregate of 26,687 XPO PSUs (with a year-end value of $888,410 vesting in the same individual award share amounts, and on the same dates, as the foregoing RXO RSUs.
a.	The performance condition for the PSUs vesting on December 8, 2023, was achieved with the 2021 spin-off by XPO of its subsidiary GXO.
b.	The PSUs vesting following certification of performance through December 31, 2022-2024 require achievement on metrics relating to each performance period that include Average Loads Per Day (weighted 50%) and Aggregate Gross Margin (weighted 50%) of a business unit. These PSUs may payout between 0% and 150% of target level. The amount reflected herein reflects the actual achievement for the performance period ended December 31, 2022, which tranche vested in February 2023 following certification of performance, but target level for the remaining tranches.
c.	The performance condition for the PSUs noted as vesting on June 30, 2023, was achieved with the spin-off of RXO.
(5)	Consists of 256,517 PSUs which will vest in installments on September 26, 2023, 2024, 2025, 2026, and 2027 (12.5% on each of the first two dates, and 25% on each of the other dates). The performance condition for these PSUs was achieved with the spin-off of RXO.
(6)	Consists of 51,786 RSUs which will vest in installments on August 31, 2023, 2024, and 2025, and 102,864 PSUs which will vest in installments on August 22, 2023, 2024, 2025, 2026, and 2027 (12.5% on each of the first two dates, and 25% on each of the other dates). The performance condition for these PSUs was achieved with the spin-off of RXO.

Option Exercises and Stock Vested

The following table sets forth the RXO stock awards that vested for our NEOs during 2022. There were no options exercised.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Drew Wilkerson	7,780	139,184
Jamie Harris	-	-
Jeff Firestone	-	-
(1)	The values reflected in the column were calculated by multiplying the number of shares that vested by the closing price of the Company’s common stock on the NYSE on the applicable vesting date.
(2)	This table does not include, for Mr. Wilkerson, the vesting of XPO stock awards during 2022 as follows: (i) prior to the spin-off, 17,131 XPO shares with a value realized on vesting of $1,055,586; and (ii) after the spin-off, 7,780 XPO shares with a value realized on vesting of $278,446.

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Potential Payments Upon Termination or Change of Control

The following table sets forth the amounts of compensation that would be due to each of the NEOs upon the termination events as summarized below, as if each such event had occurred on December 31, 2022. The amounts shown below are estimates of the payments that each NEO would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event. Also see “Narrative Description of Arrangements with NEOs” above for a description of these arrangements.

Name and Event(1)	Cash Severance Payment ($)	Continuation of Group Health Coverage ($)	Value of Accelerated Equity Awards ($)	Total ($)
Drew Wilkerson
Qualifying Termination	1,852,500	21,528	530,589	2,404,617
Qualifying CIC Termination	4,696,250	21,528	7,089,737(2)	11,807,515
Jamie Harris
Qualifying Termination	1,200,000	14,352	145,538	1,359,890
Qualifying CIC Termination	3,000,000	14,352	4,412,092	7,426,444
Jeff Firestone
Qualifying Termination	1,050,000	0	79,248	1,129,248
Qualifying CIC Termination	2,625,000	0	2,659,980	5,284,980
(1)	A Qualifying Termination means an involuntary termination without cause, resulting in the severance benefits described in the severance plan, as well as pro-rated vesting under the Founder’s Grant award agreements. A Qualifying CIC Termination means involuntary termination without cause, or resignation for good reason, following a change in control. Under the equity award agreements, the equity awards (with a value as set forth under Qualifying CIC Termination) would also be accelerated upon death.
(2)	For Mr. Wilkerson, the amount in this table does not include the value of 40,467 unvested XPO awards which would have vested, with a year-end value of $1,347,146.

CEO PAY RATIO DISCLOSURE

As required by applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of our CEO to that of our median employee. The pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.

▪	The median employee was identified by calculating the 2022 cash compensation employees excluding the CEO. For this purpose, cash compensation included all earnings paid to each employee during the calendar year, including base salary and wages, bonuses, commissions, overtime and holiday or PTO pay. Compensation was converted into U.S. dollars using the average currency conversion rates during December 2022.
▪	For purpose of this calculation, we looked at 6,220 RXO employees globally as of December 31, 2022, including 5,390 U.S. employees and 830 non-U.S. employees. This employee group included full-time and part-time employees.

After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we used for our CEO in the 2022 Summary Compensation Table. This compensation calculation includes, where applicable, base salary and wages, bonuses, commissions, overtime, holiday or PTO pay, equity awards and 401(k) company match. The compensation for our median employee was $55,000 and the compensation for our company’s CEO was $11,035,672.

Based on the above information, we reasonably estimate that for 2022 our CEO’s annual total compensation was approximately 201 times that of the median of the annual total compensation of all our employees excluding the CEO. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees and distribution of employees across geographies. We seek to attract, incentivize and retain our employees through a combination of competitive base pay, bonus opportunities, 401(k) contributions and other benefits.

43	©2023 RXO, Inc.

pay versus performance (“PVP”) disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following information regarding the relationship between executive compensation and the financial performance of the Company since our spin-off in November 2022.
Year	SCT Total for CEO (a) $	CAP to CEO (a)(b) $	Year-end value of $100 invested on 11/01/2022 in:			Dow Jones Transportation Average (c) $	Net Income (millions) (d) $	Adjusted EBITDA (millions) (e) $
			Average SCT Total for Non-CEO NEOs (a) $	Average CAP to Non-CEO NEOs (a)(b) $	RXO (c) $
2022	11,035,672	8,374,864	4,905,970	4,942,625	90.24	99.05	92	306
(a)	Amounts shown are the total compensation as calculated in the Summary Compensation Table (or “SCT”), for the CEO (Mr. Wilkerson) and the average for our non-PEO NEOs (Mr. Harris and Mr. Firestone).
(b)	Amounts shown reflect “compensation actually paid” (or “CAP”) for the CEO and the average CAP for our non-PEO NEOs, calculated in accordance with SEC rules. As required, the dollar amounts include (among other items) unvested amounts of equity compensation that may be realizable in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to either individual during the applicable years. The adjustments made to the SCT to determine CAP (with fair value measured at year-end rather than at grant) are shown in the table below. The equity awards reflected in these calculations were originally granted by XPO but converted to RXO awards upon the spin-off. Equity awards for Mr. Wilkerson that remained with XPO (as described in the “Compensation Discussion and Analysis” section above) are not included because they do not reflect compensation actually paid by RXO.
	2022
	Drew Wilkerson	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$11,035,672	$4,905,970
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	-$2,660,808	$36,654
Compensation Actually Paid (as calculated)	$8,374,864	$4,942,625
(c)	Pursuant to SEC rules, the TSR figures assume an initial investment of $100 on the date our spinoff was completed, and we became publicly traded during 2022. As permitted by SEC rules, the peer group referenced in this table for purpose of the TSR comparison is the group of companies included in the Dow Jones Transportation Average.
(d)	Reflects after-tax net income attributable to stockholders prepared in accordance with GAAP for the year shown.
(e)	Adjusted EBITDA is the financial measure, which, in the Company’s assessment, represents for 2022 the most important performance measure used to link compensation actually paid to our CEO and other NEOs to the Company’s performance. Adjusted EBITDA is a non-GAAP financial measure further defined under Annex A.

Most Important Financial Measures. We are required to list the most important measures used by the Company to link compensation actually paid to our NEOs for 2022 to Company performance.

Adjusted EBITDA Excluding PSUs granted previously by XPO that we inherited, the only financial measure under RXO programs for 2022 was Adjusted EBITDA, which was the metric used in our STI program. For further information on our executive compensation program, please see the “Compensation Discussion and Analysis” section above.

Relationship between Pay and Performance. We became a standalone public company in 2022. CAP, as required under SEC rules, reflects adjustments to the values equity awards, including based on year-end stock prices, but does not reflect actual amounts paid out for those awards. As a result, CAP generally fluctuates depending on stock price, which may track our TSR. Net income is not a measure under our compensation program for 2022, but Adjusted EBITDA was the performance goal under our cash-based Annual Incentive Plan.

44	©2023 RXO, Inc.

Audit-Related Matters

Audit Committee Report

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Audit Committee currently consists of Mr. Szlosek (chairman), Ms. Breves and Mr. Kingshott.

The Board of Directors has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of NYSE, our Audit Committee charter, and the independence standards set forth in RXO, Inc.’s Corporate Governance Guidelines. The Board of Directors has also determined that Mr. Szlosek qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act. As described more fully below, in carrying out its responsibilities, the Audit Committee relies on management and KPMG, RXO’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at investors.rxo.com.

In accordance with our charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in several areas. These responsibilities include, among others, oversight of: (i) RXO’s accounting and financial reporting processes, including its systems of internal controls over financial reporting and disclosure controls, (ii) the integrity of RXO’s financial statements, (iii) RXO’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of RXO’s outside auditors, (v) the performance of RXO’s outside auditors and internal audit function and (vi) related party transactions. Management is responsible for RXO’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. We are solely responsible for selecting and reviewing the performance of RXO’s outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of RXO’s outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for these services, and discussing with the outside auditors any relationships or services that may impact their objectivity and independence.

In fulfilling our oversight role, we met and held discussions, both together and separately, with RXO’s management and KPMG. Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual and quarterly reports with the SEC. We discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and reviewed a letter from KPMG disclosing such matters.

KPMG also provided us with the written disclosures and letter required by applicable requirements of the PCAOB regarding the outside auditors’ communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. KPMG has confirmed its independence, and we determined that KPMG’s provision of non-audit services to RXO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.

Based on our review and discussion of RXO’s audited consolidated financial statements with management and KPMG, and KPMG’s report on such financial statements, and based on the discussions and written disclosures described above, and our business judgment, we recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in RXO’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

AUDIT COMMITTEE:

Thomas Szlosek, chairman

Christine Breves, member

Adrian Kingshott, member

45	©2023 RXO, Inc.

Policy Regarding Pre-Approval of Services Provided by the Outside Auditors

The Audit Committee’s charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chairman the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all services provided by our outside auditors during 2022 and the fees paid for such services.

Services Provided by the Outside Auditors

As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation, and termination of our outside auditors. Accordingly, the Audit Committee appointed KPMG to serve as our independent registered public accounting firm for fiscal year 2022 on November 29, 2022.

The following table shows the fees for audit and other services provided by KPMG for fiscal year 2022. Prior to the spin-off, XPO paid any audit, audit-related, tax or other fees related to RXO’s business.

Fee Category	2022
Audit Fees	$1,518,379
Audit-Related Fees	0
Tax Fees	0
All Other Fees	0
Total Fees	$1,518,379

Audit Fees. This category includes fees for professional services rendered by KPMG for 2022, for the audits of our financial statements included in our Annual Report on Form 10-K, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees. This category includes fees for services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting. There were no such fees for 2022.

Tax Fees. This category includes fees billed for professional services rendered in connection with general tax consulting services in 2022. There were no such fees for 2022.

All Other Fees. This category represents fees for all other services or products provided and not covered by the categories above. There were no such fees for 2022.

46	©2023 RXO, Inc.

Proposals to be Presented at the Annual Meeting

Proposal 1: Election of Directors

Our Board of Directors has nominated for election at the Annual Meeting each of the following persons to serve as Class I directors until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified:

Drew Wilkerson

Stephen Renna

Thomas Szlosek

All of the nominees for directors listed above were appointed in connection with the spin-off. Information about the nominees is set forth above under the heading “Board of Directors and Corporate Governance—Directors.”

In the event that any of these nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies voting for his or her election will be voted for any nominee who is designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, we are not aware that any of the nominees is unable or will decline to serve as a director if elected.

REQUIRED VOTE

The election of each of the three director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock. If any incumbent director standing for election receives a greater number of votes “against” his or her election than votes “for” his or her election, our bylaws require that he or she must promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors.

RECOMMENDATION

Our Board of Directors recommends a vote “FOR” the election of each of the nominees listed above to our Board of Directors.

47	©2023 RXO, Inc.

Proposal 2: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2023

The Audit Committee of our Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for the year ending December 31, 2023. KPMG has served in this capacity since 2022.

We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

REQUIRED VOTE

Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the annual meeting at which a quorum is present.

RECOMMENDATION

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023.

48	©2023 RXO, Inc.

Proposal 3: Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934, require that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:

“RESOLVED, that the stockholders of RXO, Inc. (the “company”) hereby approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the company’s 2023 Annual Meeting of Stockholders.”

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this Proxy Statement. As described in detail we believe our compensation programs appropriately reward executive performance and align the interests of our NEOs and key employees with the long-term interests of our stockholders, while also enabling us to attract and retain talented executives.

This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board of Directors. Although non-binding, our Board and the Compensation Committee will consider the voting results when making future decisions regarding our executive compensation program.

REQUIRED VOTE

Approval of this “say-on-pay” resolution, requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock at the annual meeting at which a quorum is present.

RECOMMENDATION

Our Board of Directors recommends a vote “FOR” approval of the advisory resolution to approve executive compensation set forth above.

49	©2023 RXO, Inc.

Proposal 4: Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act provide that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in accordance with the SEC’s compensation disclosure rules. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Stockholders may, if they wish, abstain from casting a vote on Proposal 4. Pursuant to the SEC rules, public companies are required to hold a “say-on-frequency” vote every six years to give stockholders the opportunity to determine whether a “say-on-pay” vote to approve executive compensation should be held every year, every two years or every three years. The company is holding the “say-on-frequency” vote this year; therefore, after the 2023 Annual Meeting the next “say-on-frequency” vote will take place at the 2029 annual meeting.

After careful consideration, our Board has determined that holding an advisory vote to approve executive compensation every year is the most appropriate policy for our company at this time and recommends that stockholders vote that future advisory votes to approve executive compensation should occur every year. While our company’s executive compensation programs are designed to promote a long-term connection between pay and performance, our Board recognizes that executive compensation disclosures are made annually and that holding an annual advisory vote to approve executive compensation will provide us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote to approve executive compensation occurs well after the beginning of the compensation year and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

REQUIRED VOTE

Pursuant to this advisory vote on the frequency of future advisory votes to approve executive compensation, stockholders will be able to specify one of four choices on the proxy card or voting instruction: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the recommendation of our Board. The proposal requires an affirmative vote of a majority of the shares cast by holders of shares of our common stock at the Annual Meeting at which a quorum is present. If none of the three alternatives receives a majority vote of the shares cast, then the alternative receiving a plurality of the votes cast will be deemed the preferred alternative of our stockholders. Although the resolution is non-binding, our Board and the Compensation Committee will carefully review the voting results. Notwithstanding our Board’s recommendation and the outcome of the stockholder vote, our Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

RECOMMENDATION

Our Board unanimously recommends a vote for the option of every “ONE YEAR” as the preferred frequency for future advisory votes to approve executive compensation.

Other Matters

We do not expect that any matter other than the foregoing proposals will be brought before the Annual Meeting. If, however, such a matter is properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the persons appointed as proxies will vote as recommended by our Board or, if no recommendation is given, in accordance with their judgment.

50	©2023 RXO, Inc.

Additional Information

AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

If you would like to receive a copy of our 2022 Annual Report or this Proxy Statement, please contact us at Investor Relations, RXO, Inc., 11215 North Community House Road, Charlotte, North Carolina 28277or by email at investors@rxo.com, and we will send a copy to you without charge.

A NOTE ABOUT OUR WEBSITE

Although we include references to our website, www.rxo.com, and certain additional third-party websites, throughout this Proxy Statement, information that is included on our website is not incorporated by reference into, and is not a part of, this Proxy Statement. Our website address is included as an inactive textual reference only.

We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the Investor Relations section of our website. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

51	©2023 RXO, Inc.

Annex A

RXO, Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

	Years Ended December 31,
(In millions)	2022	2021
Reconciliation of Net Income to Adjusted EBITDA
Net income	$92	$150
Interest expense, net	4	-
Income tax provision	27	41
Depreciation and amortization expense	86	81
Transaction and integration costs	84	2
Restructuring costs	13	2
Other	-	1
Adjusted EBITDA	$306	$277

RXO, Inc.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income Per Share (Unaudited)

	Years Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2022	2021
Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income Per Share
Net income	$92	$150
Amortization of intangible assets	21	24
Transaction and integration costs	84	2
Restructuring costs	13	2
Income tax associated with the adjustments above(1)	(29)	(8)
Adjusted net income	$181	$170
Adjusted diluted earnings per share	$1.56	$1.48
Weighted-average shares outstanding
Diluted weighted-average shares outstanding	115,791	115,163

(1)	The income tax rate applied to reconciling items is based on the GAAP effective tax rate, excluding discrete items and contribution- and margin-based taxes.
Amortization of intangible assets	$(5)	$(6)
Transaction and integration costs	(21)	(1)
Restructuring costs	(3)	(1)
Total income tax associated with the adjustments above	$(29)	$(8)

52	©2023 RXO, Inc.

NON-GAAP FINANCIAL MEASURES

We provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables above.

The non-GAAP financial measures in this document include adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”) and adjusted net income and adjusted diluted earnings per share (“adjusted EPS”).

We believe that these adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not reflect, or are unrelated to, RXO’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the tables above. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and evaluating RXO’s ongoing performance. We believe adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments that management has determined do not reflect our core operating activities and thereby assist investors with assessing trends in our underlying business. We believe adjusted net income and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs that management has determined do not reflect our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the tables above.

FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to our growth and optimization strategy. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "predict," "should," "will," "expect," "project," "forecast," "goal," "outlook," "target,” or the negative of these terms or other comparable terms. The absence of these words does not, however, mean the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: competition and pricing pressures; economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; fluctuations in fuel prices; increased carrier prices; severe weather, natural disasters, terrorist attacks or similar incidents that cause material disruptions to our operations or the operations of the third-party carriers and independent contractors with which we contract; our dependence on third-party carriers and independent contractors; labor disputes or organizing efforts affecting our workforce and those of our third-party carriers; legal and regulatory challenges to the status of the third-party carriers with which we contract, and their delivery workers, as independent contractors, rather than employees; litigation that may adversely affect our business or reputation; increasingly stringent laws protecting the environment, including transitional risks relating to climate change, that impact our third-party carriers; governmental regulation and political conditions; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of potential cyber-attacks and information technology or data security breaches; issues related to our intellectual property rights; our ability to access the capital markets and generate sufficient cash flow to satisfy our debt obligations; our ability to attract and retain qualified personnel; our ability to successfully implement our cost and revenue initiatives and other strategies; our ability to successfully manage our growth; our reliance on certain large customers for a significant portion of our revenue; damage to our reputation through unfavorable publicity; our failure to meet performance levels required by our contracts with our customers; the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; a determination by the IRS that the distribution or certain related separation transactions should be treated as taxable transactions; and the impact of the separation on our businesses, operations and results. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

53	©2023 RXO, Inc.

RXO, Inc.
11215 NORTH COMMUNITY HOUSE ROAD
CHARLOTTE, NC 28277

SCAN TO VIEW MATERIALS & VOTE

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V09163-P88385

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RXO, Inc.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	**For**	**Against**	**Abstain**
1a. Drew Wilkerson	☐	☐	☐
1b. Stephen Renna	☐	☐	☐
1c. Thomas Szlosek	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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